UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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LETTER TO STOCKHOLDERS FROM YOUR BOARD OF DIRECTORS
The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062

April 11, 2016

Fellow Stockholders,

Your Board’s focus, oversight and actions in 2015 reflected a changing external environment and insights obtained from proactive engagement with stockholders. This letter highlights the significant strategic, governance, compensation and capital actions taken over the last year. The entire story for Allstate is told in greater detail in the annual report and proxy statement.

Strategic Position

Allstate’s strategy of serving unique customer segments with a broad range of products under the Allstate, Esurance and Encompass brands continues to strengthen its competitive position. The breadth of product offerings enabled the decline in auto insurance profitability to be offset by continued strong performance in homeowners and other insurance offerings. The strategic exit from a number of life and annuity markets and the subsequent repositioning of the investment portfolio over the last several years also served us well. A number of important initiatives are also underway to adapt the business to provide trusted advice though Allstate agencies, adapt to technologically sophisticated cars and increase the use of data and analytics.

Corporate Governance

Dialogue, transparency and responsiveness are the cornerstones of our corporate governance practices. Throughout the year, each Board committee considers feedback from conversations with stockholders representing about one-third of outstanding shares and takes appropriate action based on Allstate’s circumstances.

●	Proxy Access - Allstate’s bylaws were amended to give significant long-term stockholders the right to nominate prospective Board members in the company’s proxy statement beginning with next year’s annual meeting.
●	Board Capabilities - Jacques Perold, former president of Fidelity Management & Research Company, joined the Board bringing strategic, operational and leadership capabilities, as well as the perspective of a highly successful investor.

●	Service on Other Boards - We evaluated the standards for board service outside of Allstate and concluded our standards were not impacting the Board’s focus, commitment or attendance and were aligned with market practice. Nevertheless, Judy Sprieser reduced her other board commitments given the additional responsibilities arising from becoming our lead director in May 2015.

●	Succession Planning - The development of our senior executives and succession planning remains an important area of focus. The compensation and succession committee approaches succession planning and development from both an enterprise and individual leader perspective in three meetings annually.

Executive Compensation

Annual incentive compensation for 2015 was funded at 80.8% of target as the reduction in auto insurance profitability was only partially offset by lower catastrophe losses since we cap the amount of this benefit that can flow through to compensation. The Compensation Discussion and Analysis section of the proxy statement provides additional transparency on executive compensation.

We further evaluated management’s equity retention requirements since there was a stockholder proposal on this topic at last year’s stockholder meeting that received support from 29% of stockholders. In our stockholder engagement conversations, we discussed equity awards, retention and stock ownership guidelines and concluded the best approach was not to change equity holding requirements but to make several changes to the equity programs beginning in 2016.

The Allstate Corporation 2016 Proxy Statement     1

LETTER TO STOCKHOLDERS FROM YOUR BOARD OF DIRECTORS

●	Reduced Stock Option Awards - Long-term equity grants will now be comprised of 60% performance stock awards (“PSA”) and 40% stock options, a 10% decrease in the allocation of stock options.
●	Additional PSA Measure - PSA awards have been determined by average adjusted operating income return on equity over a three year period. Award payouts will now also be based on an additional measure, earned book value, to create greater alignment with the increase in performance-based assets in the investment portfolio.

●	Reduced Restricted Stock Unit Awards - Restricted stock unit awards were eliminated for the top 16 executives several years ago but are used for a broader group of executives. To create greater alignment with stockholder returns, restricted stock unit awards will now be replaced with PSAs for all senior vice presidents which increases the number of executives receiving PSAs by almost four times.

Stockholder Return and Capital Management

Total stockholder return was a negative 9.9% in 2015, below both the average return of the competitors utilized in establishing compensation and the S&P 500 Index. Over a three-year period, total stockholder return was about equal to competitors and the market index and over a five-year period, far exceeded these comparisons.

●	Annual dividends of $1.20 per common share were declared in 2015, a payout ratio of 23% of operating earnings* and a yield of 1.8% on the average share price.
●	A $3.0 billion share repurchase program over an 18 month period was approved as capital generated from earnings and the 2014 sale of Lincoln Benefit Life exceeded growth needs.
●	Total cash returned to stockholders was $3.3 billion in 2015, which represents 12.3% of Allstate’s average market capitalization.

We want to thank Bob Beyer who will be retiring from the Board in May. We are grateful for his thoughtful and balanced approach to Board governance and his strategic and operational expertise over the last ten years.

We also want to recognize Allstate employees for striving to operate Allstate’s business with the highest level of ethical conduct. We are proud that Allstate has been recognized the last two years as one of the World’s Most Ethical Companies® by the Ethisphere Institute, the global leader in defining and advancing the standards of ethical business practices.

We are focused on helping Allstate serve customers, stockholders, employees, agency owners and the broader community of stakeholders. Together we are building a corporation that will thrive in the 22nd century.

Robert D. Beyer	Kermit R. Crawford	Michael L. Eskew

Herbert L. Henkel	Siddharth N. (Bobby) Mehta	Jacques P. Perold

Andrea Redmond	John W. Rowe	Judith A. Sprieser

Mary Alice Taylor	Thomas J. Wilson

*	Operating earning is a non-GAAP measure and is defined and reconciled to the most directly comparable GAAP measure in Appendix C.

2    www.allstate.com

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

When:	Tuesday, May 24, 2016, at 11:00 a.m. Central time. Registration begins at 10:00 a.m.

Where:	Allstate, Willow Plaza
2675 Sanders Road
Northbrook, Illinois 60062

Items of Business:	Proposal 1 – Election of 10 directors.
Proposal 2 – Say-on-pay: advisory vote on the compensation of the named executives.

Proposal 3 – Ratification of appointment of Deloitte & Touche LLP as Allstate’s independent registered public accountant for 2016.

Proposals 4 and 5 – Two stockholder proposals, if properly presented at the meeting.

In addition, any other business properly presented may be acted upon at the meeting.

Who Can Vote:	Holders of Allstate common stock at the close of business on March 28, 2016. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals.

Attending the Meeting:	Stockholders who wish to attend the meeting in person should review pages 76-77.

Date of Mailing:	On or about April 11, 2016, these proxy materials and annual report are being mailed or made available to stockholders and to participants in the Allstate 401(k) Savings Plan.

HOW TO VOTE IN ADVANCE

Your vote is important. Please vote as soon as possible by one of the methods shown below. Make sure to have your proxy card, voting instruction form, or notice of Internet availability in hand and follow the instructions.

By Telephone: In the U.S. or Canada, you can vote your shares toll-free by calling 1-800-690-6903.

By Internet: You can vote your shares online at www.proxyvote.com.

By Mail: You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

By Tablet or Smartphone: You can vote your shares online with your tablet or smartphone by scanning the QR code.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 24, 2016

The Notice of 2016 Annual Meeting, Proxy Statement, and 2015 Annual Report and the means to vote by Internet are available at www.proxyvote.com.

By Order of the Board,

Susan L. Lees
Secretary
April 11, 2016

The Allstate Corporation 2016 Proxy Statement     3

PROXY SUMMARY

This summary highlights selected information about the items to be voted on at the annual meeting. This summary does not contain all of the information that you should consider in deciding how to vote. You should read the entire proxy statement carefully before voting.

MEETING AGENDA AND VOTING RECOMMENDATIONS

Election of 10 Directors
☑ The Board recommends a vote FOR each of the 10 director nominees.
●Diverse slate of directors with broad leadership experience.
●All candidates are highly successful executives with relevant skills and expertise.
●Balanced tenure with 9 of 10 independent of management.
  See pages 11-16 for further information about our director nominees

		Years of Tenure	# of Other Public Company Boards	Committee Memberships(1)
Name	Principal Occupation			AC	CSC	NGC	RRC(2)	EC
Kermit R. Crawford	Former President of Pharmacy, Health and Wellness for Walgreen Company	3	1	●		●
Michael L. Eskew	Former Chairman & CEO of United Parcel Service, Inc.	2	3	●	●
Herbert L. Henkel	Former Chairman & CEO of Ingersoll-Rand Company	3	2		●		●
Siddharth N. Mehta	Former President & CEO of TransUnion	2	1	●
Jacques P. Perold(3)	Former President of Fidelity Management & Research Company	<1	0
Andrea Redmond	Former Managing Director of Russell Reynolds Associates, Inc.	6	0		●			●
John W. Rowe	Chairman Emeritus & Former Chairman & CEO of Exelon Corporation	4	3			●		●
Judith A. Sprieser Lead Independent Director	Former CEO of Transora, Inc.	17	1			●	●	●
Mary Alice Taylor	Former senior executive with several Fortune 500 companies, including Citicorp and FedEx Corporation	18	1				●	●
Thomas J. Wilson	Chairman & CEO of The Allstate Corporation	10	1
AC = Audit Committee	RRC = Risk and Return Committee
CSC = Compensation and Succession Committee	EC = Executive Committee
NGC = Nominating and Governance Committee	= Chair of Committee

(1)	Committee assignments for 2016 will be made after the annual election of directors.
(2)	Robert D. Beyer serves as the chair of the risk and return committee and will continue to serve until the annual meeting. Mr. Mehta is expected to fill this role subsequent to the annual meeting.
(3)	Consistent with past practice, committee assignments for Mr. Perold will be established during his first year of service.

4     www.allstate.com

PROXY SUMMARY

Board Highlights

Recent Board Developments
		Further Information (pages)
New Lead Director	Ms. Sprieser became our lead director in May 2015. She has over 20 years of operational management and extensive public company board experience.	15, 19
New Director	Mr. Perold was added to Allstate’s Board in December 2015. He brings strategic, operational and leadership capabilities to the Board, as well as the perspective of a highly successful investor.	14

Overview of our Director Nominees

Relevant Skills and Experience

A majority of Allstate’s directors bring broad corporate governance experience by serving on other public company boards	Allstate’s directors have significant corporate leadership experience in a broad range of industries

Our Board members bring extensive experience from fields relevant to our business and the expertise to oversee the Company and provide counsel to management.

Developing the Allstate Board is an ongoing process. We seek to achieve an effective balance of relevant skills, experience, diversity and perspectives. The Board’s priority is to bring our directors’ skills and experience together for the benefit of Allstate and our stockholders.

Eight of our directors have other public board experience	Eight of our directors have served as CEO or President

Tenure	Diversity

Our boardroom contains a mix of seasoned directors and fresh perspectives	Allstate’s directors bring diversity of thought, outlook, gender and background

Six highly qualified directors have joined the Board in the last four years	Three women serve on our Board, and two of our directors bring ethnic diversity to the Allstate boardroom

See “Letter to Stockholders from Your Board of Directors” for a description of the actions Allstate took during the past year related to strategy, corporate governance, executive compensation, and returns to stockholders.

The Allstate Corporation 2016 Proxy Statement     5

PROXY SUMMARY

Governance Highlights

Allstate has a history of strong corporate governance with three principles - dialogue, transparency and responsiveness. By evolving our governance approach in light of best practices, our Board drives sustained stockholder value and best serves the interests of Allstate stockholders.

Stockholder Rights	☑	Annual election of all directors.
	☑	Majority vote standard. Each director must be elected by a majority of votes cast in uncontested elections.
	☑	Proxy access rights. Beginning with the 2017 annual meeting, a stockholder or group of up to 20 stockholders owning 3% or more of Allstate’s outstanding common stock continuously for at least three years can nominate director candidates constituting up to 20% of the Board in the company’s annual meeting proxy materials. See page 22 for further information
	☑	No stockholder rights plan (“poison pill”).
	☑	No supermajority voting provisions.
	☑	Confidential voting.
	☑	Stockholders holding 10% or more of our outstanding stock have the right to call a special meeting.
	☑	Stockholders holding 10% or more of our outstanding stock have the right to request action by written consent.
	☑	Stockholder engagement. Allstate regularly engages with its stockholders to better understand their perspectives. See pages 22-23 for further information
	☑	Board committees review and assess stockholder feedback to determine whether action is necessary.
Independent Oversight	☑	10 out of 11 Board members are independent.
	☑	Independent lead director. See page 19 for further information
	☑	Independent Board committees. Each committee other than the executive committee is made up of independent directors. Each committee operates under a written charter and has the ability to hire third-party advisors. All four independent committees have used third-party advisors in the last two years.
Good Governance	☑	Proactive approach to governance. Allstate has a continuous process of reviewing emerging corporate governance issues and trends three times a year with stockholders holding approximately one-third of our outstanding shares.
	☑	Formal director evaluation process. Each year, the performance of each director is assessed. In addition, the Board conducts a self-evaluation at the end of each in-person committee and Board meeting.
	☑	Comprehensive Board dialogue and interaction. The Board utilizes a formal process to facilitate cross-committee and Board communication. Committee reports that are provided to the Board specifically address the need for further review with the entire Board.
	☑	Annual report on corporate involvement with public policy. Allstate’s initiatives to promote sound public policy, including its political contributions, can be found at www.allstate.com/publicpolicyreport.
	☑	Robust code of ethics. For the last two years, Allstate has been recognized by the Ethisphere Institute, the global leader in defining and advancing the standards of ethical business practices, as one of the World’s Most Ethical Companies®.
	☑	Director education. The Board formalized and expanded its director development program.
	☑	Equity ownership and retention requirements for executives. Our executives are subject to rigorous stock ownership and retention requirements. One year holding period after vesting/exercise of equity awards strongly links the interests of senior executives with those of stockholders. See pages 37-38 for further information

6     www.allstate.com

PROXY SUMMARY

Say-on-Pay; Advisory Vote on the Executive Compensation of the Named Executives
☑ The Board recommends a vote FOR this proposal.
●Strong oversight by compensation and succession committee.
●Compensation programs are working effectively. Annual incentive compensation funding for 2015 declined to 80.8% of target, from 118.9% of target in the prior year, reflecting lower auto insurance profitability given an industry-wide increase in the frequency of auto accidents.
  See pages 28-64 for further information about our executive compensation programs

Business Highlights

In 2015, Allstate delivered on its strategy to serve its four customer segments with unique value propositions. We met our near-term financial commitments and invested in long-term growth platforms. Our experienced management team rapidly adjusted to a challenging operating environment for auto insurance to mitigate the impact on current profitability. Stockholders received $3.3 billion in cash in 2015 through a combination of common stock dividends and stock repurchases. Even with a challenging external environment, our management team continued to advance all five operating priorities:

Operating Priorities*	Results*
Grow insurance policies in force	Increased total policies in force by 449,000 which helped increase property-liability net written premium by $1.3 billion.
Maintain the underlying combined ratio**	Overall profitability was lower in 2015 due to a rapid increase in the number of auto accidents. Management reacted quickly and delivered an underlying combined ratio of 88.7 within the annual outlook range by increasing auto insurance prices, tightening underwriting standards, maintaining a strong homeowners business, and reducing expenses.
Proactively manage investments to generate attractive risk-adjusted returns	Net investment income was at target. Total return on the portfolio in 2015 was 1% reflecting low interest rates, higher credit spreads and a decline in equity markets.
Modernize the operating model	Lowered expenses through continuous improvement. Invested resources to position agents, licensed sales professionals, and financial specialists as trusted advisors.
Build long-term growth platforms	Continued to expand telematics offering with over 1 million active DriveWise® and DriveSense® customers at year-end 2015.
*	This is a snapshot of how our management team advanced the operating priorities in 2015. For additional detail about each priority, see page 29.
**	The underlying combined ratio measure is not based on accounting principles generally accepted in the United States of America (“non-GAAP”) and is defined and reconciled to the most directly comparable GAAP measure in Appendix C.

Executive Compensation Highlights
We compensated our named executives using the following elements for total target direct compensation in 2015:
Element	Description	Further Information (pages)
Salary	Provides a base level of competitive cash to attract and retain executive talent	33-34
Annual Cash Incentive	A corporate wide funding pool for 2015 of 80.8% of target was based on the following performance measures:

●Adjusted Operating Income (aligns with stockholders’ expectations of current performance)
●Total Premiums (captures growth and competitive position of the businesses)
●Net Investment Income (a significant component of profitability)

	Amounts awarded to each executive were based on pool funding, established target amounts and individual performance	33-35
Long-term Equity Incentive	The mix of equity incentives granted in 2015 was 50% performance stock awards (PSAs)/50% options

●Actual PSAs are determined by Average Adjusted Operating Income Return on Equity (ROE) measured over a three-year performance period
33, 36-37

The Allstate Corporation 2016 Proxy Statement     7

PROXY SUMMARY

We believe our pay program is designed to deliver pay in line with corporate, business unit and individual performance as illustrated by the alignment between our Operating Income per Diluted Common Share and CEO total compensation over the last three years.

2013-2015 Operating Income per Diluted Common Share(1) Compared with CEO Total Compensation(2)

(1)	The Operating Income per Diluted Common Share measure is not based on accounting principles generally accepted in the United States of America (“non-GAAP”) and is defined and reconciled to the most directly comparable GAAP measure (net income applicable to common shareholders per diluted common share) in Appendix C.
(2)	As reported in the “Total” column of the Summary Compensation Table.

Other Executive Compensation Takeaways

Further Information (pages)
Total 2015 compensation for the CEO decreased 11% year over year.	46
The annual incentive pool was funded at 80.8% of target based on the weighted average of Adjusted Operating Income at 75.6% of target, Total Premiums at 82.3% of target, and Net Investment Income at 110.5% of target.	41
The 2013-2015 performance stock award paid out at 154.8% of target based on strong performance in 2013 and 2014 with payouts at 200% and 180%, respectively, and below target performance in 2015 with a payout at 84.3%.	42

Ratification of Deloitte & Touche LLP as the Independent Registered Public Accountant for 2016
☑ The Board recommends a vote FOR this proposal.
●Independent with few ancillary services.
●Reasonable fees.
●The audit committee has solicited requests for information from other auditing firms in the last three years and recommends retaining Deloitte & Touche LLP.
  See pages 65-66 for further information about our auditors

8     www.allstate.com

PROXY SUMMARY

Stockholder Proposal on Independent Board Chairman
☒ The Board recommends a vote AGAINST this proposal.
●The Board separated the Chairman and CEO roles in the past during a time of leadership transition and should have the flexibility to either separate or combine the roles based on Allstate’s needs at that time.
●Allstate’s lead director already provides meaningful independent leadership of the Board.
●The Board’s existing leadership structure and composition provide effective independent oversight.
  See pages 67-69 for further information about this proposal

Stockholder Proposal on Reporting Political Contributions
☒ The Board recommends a vote AGAINST this proposal.
●Allstate already provides stockholders with comprehensive disclosures on Allstate’s involvement in the public policy arena (found at www.allstate.com/publicpolicyreport).
●Allstate’s Board has strong governance and oversight practices over the company’s public policy involvement.
●Allstate fully complies with all disclosure requirements pertaining to political contributions under federal, state, and local laws, as well as internal guidelines.
●An almost identical proposal at the 2014 annual meeting received less than 10% support from stockholders.
  See pages 70-71 for further information about this proposal

The Allstate Corporation 2016 Proxy Statement     9

	LETTER TO STOCKHOLDERS FROM YOUR BOARD OF DIRECTORS	1
PROXY HIGHLIGHTS Our Proxy Summary contains key information about the items to be voted on at the meeting.	NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS	3
	How To Vote In Advance	3
	PROXY SUMMARY	4

CORPORATE GOVERNANCE HIGHLIGHTS We have strong governance structures and processes. This section describes our structures and processes and provides information about our Board members, including the experience, skills and attributes they bring to our Board.	CORPORATE GOVERNANCE	11
	Director Nominees	12
	Board Composition	17
	Board Leadership Structure and Practices	19
	Board Meetings and Committees	24
	Director Compensation	25
	See information about our stockholder engagement on proxy access in 2015 on page 22
EXECUTIVE COMPENSATION HIGHLIGHTS Our compensation and succession committee is responsible for overseeing the implementation of our pay-for-performance philosophy. This section explains how our executives are compensated, including how we set challenging performance targets and align management and stockholder interests.	EXECUTIVE COMPENSATION	28
	Compensation Discussion and Analysis	29
	Compensation Committee Report	45
	Summary Compensation Table	46
	Grants of Plan-Based Awards at Fiscal Year-end 2015	49
	Outstanding Equity Awards at Fiscal Year-end 2015	51
	Option Exercises and Stock Vested During 2015	53
	Retirement Benefits	54
	Non-Qualified Deferred Compensation at Fiscal Year-end 2015	56
	Potential Payments as a Result of Termination or Change in Control (CIC)	57
	Performance Measures for 2015	61
	See information about our compensation decisions for our named executive officers in 2015 on pages 43-45
AUDIT HIGHLIGHTS Our audit committee is responsible for hiring, evaluating and compensating our independent auditors. The engagement process and related policies and procedures are discussed in this section.	AUDIT COMMITTEE MATTERS	65
	Audit Committee Report	66

STOCKHOLDER PROPOSALS AND OTHER INFORMATION In addition to the required annual meeting matters, there are two stockholder proposals that will likely be considered at the stockholder meeting.	STOCKHOLDER PROPOSALS	67
	Stockholder Proposal on Independent Board Chairman	67
	Stockholder Proposal on Reporting Political Contributions	70
	Stockholder Proposals or Director Nominations for the 2017 Annual Meeting	72
	STOCK OWNERSHIP INFORMATION	73
	Security Ownership of Directors and Executive Officers	73
	Security Ownership of Certain Beneficial Owners	74
	Section 16(a) Beneficial Ownership Reporting Compliance	74
	OTHER INFORMATION	75
	Proxy and Voting Information	75
	Appendix A – Categorical Standards of Independence	78
	Appendix B – Executive Officers	78
	Appendix C – Definitions of Non-GAAP Measures	79

10     www.allstate.com

CORPORATE GOVERNANCE

Election of 10 Directors
☑ The Board recommends a vote FOR each of the 10 director nominees.
✓Diverse slate of directors with broad leadership experience.
✓All candidates are highly successful executives with relevant skills and expertise.
✓Balanced tenure with 9 of 10 independent of management.

The Board recommends 10 nominees for election to the Allstate Board for one-year terms beginning in May 2016 and until a successor is duly elected and qualified or his or her earlier resignation or removal. These nominees are talented, both as individuals and as a team. They bring a full array of business and leadership skills to their oversight responsibilities. Most nominees serve on other public company boards, enabling our Board to more quickly adopt best practices from other companies, but none serve on more than three other public company boards. Their diversity of experience and expertise facilitates robust and thoughtful decision-making on Allstate’s Board.

Each nominee, other than Mr. Perold, was previously elected at Allstate’s annual meeting of stockholders on May 19, 2015 for one-year terms. Mr. Perold was elected by the Board on December 1, 2015. The Board expects all nominees named in this proxy statement to be available for election. If any nominee is not available, then the proxies may vote for a substitute. On the following pages, we list the background and our reasons for nominating each individual. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held. Mr. Beyer is not standing for re-election at the annual meeting.

Board Nominee Composition

Independent directors:	9 of 10	CEO or President experience:	8 of 10	Allstate Board Tenure:
Public company board experience:	8 of 10	Diversity:	5 of 10	— Under five years:	6 of 10
				— Over five years:	4 of 10

Core Competencies Exhibited by All Director Nominees

Corporate Governance Extensive service on other public company boards or other significant leadership experience overseeing the corporate governance practices at companies
Stockholder Advocacy Experience creating long-term stockholder value and balancing the interests of the many stakeholders in a company
Leadership Significant senior leadership experience, especially in highly competitive or regulated industries
Strategic Oversight Substantial experience in evaluating or implementing business strategies and leading businesses to sustainable growth

The Allstate Corporation 2016 Proxy Statement     11

CORPORATE GOVERNANCE

DIRECTOR NOMINEES

KERMIT R. CRAWFORD
Age: 56
Professional Experience
● Former President of Pharmacy, Health and Wellness for Walgreen Company, which operates the largest drugstore chain in the United States.
● Former Executive Vice President of Pharmacy Services, Senior Vice President of Pharmacy Services, Vice President and Executive Vice President of Pharmacy Benefit Management Services of Walgreen Company.

Allstate Board Service
● Tenure: 3 years (2013)
● Audit committee member
● Nominating and governance committee member

Relevant Capabilities
● Expertise assessing the strategies and performance of a geographically distributed and consumer-focused service business in a highly competitive industry.
● Effectively led operational change, including through the use of technology, and established strong platforms for long-term stockholder value creation.
● Extensive knowledge of analyzing consumer experience and insights.
● Effectively transformed the pharmacy experience from a model focused on pharmacy delivery to a pharmacist-patient centric model.

Committee Expertise Highlights
Audit Committee Member
● As a senior leader at Walgreen Company, he was responsible for all aspects of strategic, operational, and profit and loss management of the largest division of the number one drugstore chain in the United States.
● Significant experience overseeing the strategy and transformation of a highly competitive consumer-focused business.

Nominating and Governance Committee Member
● Member of governing bodies of several nonprofit organizations, including Northwestern Lake Forest Hospital and the University of Southern California School of Pharmacy.

Other Public Board Service:
● LifePoint Health	2016 – present
MICHAEL L. ESKEW
Age: 66
Professional Experience
● Former Chairman and CEO of United Parcel Service, Inc. (“UPS”), a provider of specialty transportation and logistics services.
● Presiding director at IBM since May 2014 and lead director at 3M Company (“3M”) since 2012.
● Former director of UPS.

Allstate Board Service
● Tenure: 2 years (2014)
● Audit committee member
● Compensation and succession committee member

Relevant Capabilities
● Effectively developed and executed a transformational strategy while managing the worldwide operations for a global, customer-focused service business.
● Expertise in leadership and customer-driven operational change through technology.
● Oversight of a highly regulated company as a director of Eli Lilly and Company.

Committee Expertise Highlights
Audit Committee Member
● Experience as chair of the IBM and Eli Lilly audit committees and as a past member of the 3M audit committee.
● Successful execution of financial oversight responsibilities as CEO of UPS.

Compensation and Succession Committee Member
● Significant management experience as former Chairman and CEO of UPS from 2002 to 2007 and director of other publicly traded companies.
● Current chair of the compensation committee at 3M.

Other Public Board Service:
● Eli Lilly and Company	2008–present
● IBM	2005–present
● 3M Company	2003–present

12     www.allstate.com

CORPORATE GOVERNANCE

HERBERT L. HENKEL
Age: 67
Professional Experience
● Former Chairman and CEO of Ingersoll-Rand Company, a commercial manufacturer of industrial products.
● Former President and Chief Operating Officer of Textron, Inc., a global manufacturing company.
● Former director of Visteon Corporation.

Allstate Board Service
● Tenure: 3 years (2013)
● Compensation and succession committee member
● Risk and return committee member

Relevant Capabilities
● Operating and leadership expertise as CEO of a publicly traded company for nearly a decade.
● Expertise in strategy formation, acquisitions, and divestitures, including experience in international expansion and strategically repositioning an established corporation.
● Current experience as chair of the 3M audit committee and member of the 3M finance committee.

Committee Expertise Highlights
Compensation and Succession Committee Member
● Extensive leadership responsibilities as Chairman and CEO of Ingersoll-Rand Company from 2000 to 2010.
● Prior service as lead director and current member of compensation, finance, and governance committees at C.R. Bard.

Risk and Return Committee Member
● Significant experience in management and oversight of risk for publicly traded companies, including as Chairman and CEO for Ingersoll-Rand Company and in various executive leadership positions at Textron, Inc. from 1995-1999.

Other Public Board Service:
● 3M Company	2007–present
● C.R. Bard, Inc.	2002–present
SIDDHARTH N. (BOBBY) MEHTA
Age: 57
Professional Experience
● Former President and CEO, and director of, TransUnion, a global provider of credit information and risk management solutions.
● Former Chairman and Chief Executive Officer, HSBC North America Holdings, Inc.
● Former Chief Executive Officer, HSBC Finance Corporation.
● Former director of MasterCard International, Inc.
● Current director at Piramal Enterprises Ltd. (2013-present) (listed on the Bombay Stock Exchange and the National Stock Exchange of India).

Allstate Board Service
● Tenure: 2 years (2014)
● Audit committee member
● Risk and return committee member

Relevant Capabilities
● Successful leadership that increased revenues and global reach through the use of technology and advanced analytics.
● Key leadership roles in corporate marketing, strategic planning, and corporate development.
● Extensive operational and strategic experience in the financial services industry, including in banking and the credit markets, which provides valuable insights into the highly regulated insurance industry and investment activities.

Committee Expertise Highlights
Audit Committee Member
● Multiple leadership positions with financial oversight responsibility, including President and CEO of TransUnion, CEO of HSBC Finance Corporation, and Chairman and CEO of HSBC North America Holdings, Inc.
● Currently serves as member of audit committee at TransUnion.

Risk and Return Committee Member
● Significant experience in financial markets through multiple executive leadership positions at HSBC Group.

Other Public Board Service:
● TransUnion	2012–present

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CORPORATE GOVERNANCE

JACQUES P. PEROLD

Age: 57
Professional Experience
● Former President of Fidelity Management & Research Company, a privately held investment and asset management company serving clients worldwide with $1.8 trillion of assets under management.
● Former Chief Operating Officer for Fidelity Asset Management.
● Former Founder, President and Chief Investment Officer of Geode Capital Management, LLC, a global asset manager and independent institutional investment firm and sub-advisor to Fidelity.
● Current trustee of New York Life Insurance Company’s MainStay Mutual Funds.

Allstate Board Service
● Elected to the Board on December 1, 2015

Relevant Capabilities
● 30 years of successful leadership of strategy and operations and investment expertise in the financial services industry.
● Effective leader of one of the world’s largest asset management firms.
● Oversaw investments and operations for Fidelity’s family of mutual funds with over $1.8 trillion in assets under management.

Committee Expertise Highlights Consistent with past practice, committee assignments will be established during first year of service.

ANDREA REDMOND
Age: 60
Professional Experience
● Former Managing Director, co-head of the CEO/board services practice, founder and leader of global insurance practice, and member of financial services practice at Russell Reynolds Associates Inc., a global executive search firm, with 20 years of experience at the firm.
● Independent consultant providing executive recruiting, succession planning, and talent management services.

Allstate Board Service
● Tenure: 6 years (2010)
● Compensation and succession committee member
● Nominating and governance committee chair
● Executive committee member

Relevant Capabilities
● Expert in public company succession planning, talent management, and compensation across a wide range of industries, including financial services, technology, transportation, consumer products, and healthcare.
● Effectively helped companies identify and recruit leaders capable of building high-performance organizations.
● Extensive experience in assessing required board capabilities and evaluating director candidates.

Committee Expertise Highlights
Compensation and Succession Committee Member
● Experienced in executive recruiting, succession planning, and talent management.
● A senior partner at a highly regarded global executive search firm, Russell Reynolds Associates, from 1986 to 2007, including significant tenure as co-head of the CEO/board services practice.
● Extensive experience working with numerous publicly traded companies to recruit and place senior executives.

Nominating and Governance Committee Chair
● Significant expertise recruiting and evaluating directors for a variety of public companies.

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CORPORATE GOVERNANCE

JOHN W. ROWE
Age: 70
Professional Experience
● Chairman Emeritus and former Chairman and CEO of Exelon Corporation, one of the country’s largest electric utilities.
● Former director of Sunoco, Inc. and Exelon Corporation.

Allstate Board Service
● Tenure: 4 years (2012)
● Compensation and succession committee chair
● Nominating and governance committee member
● Executive committee member

Relevant Capabilities
● Extensive leadership and management experience as a CEO.
● Successfully led company in a highly regulated industry comparable to the complex insurance regulatory system in which Allstate operates.
● Created and implemented a differentiated strategy in a highly regulated industry.
● Lead director on the board of Northern Trust Corporation and a former director of Unum Provident, providing experience in financial services and insurance.

Committee Expertise Highlights
Compensation and Succession Committee Chair
● Leadership responsibilities as former Chairman and CEO of Exelon Corporation.
● Former member of SunCoke Energy compensation committee.
● Member of Northern Trust Corporation compensation and benefits committee.
● Former director of Sunoco and member of its compensation committee.

Nominating and Governance Committee Member
● Chair of corporate governance committee and lead director of Northern Trust Corporation.
● Chair of SunCoke Energy governance committee.
● Former director of Sunoco and member of its executive committee.

Other Public Board Service:
● Northern Trust Corporation	2002–present
● SunCoke Energy, Inc.	2012–present
● American DG Energy, Inc.	2013–present
JUDITH A. SPRIESER
Age: 62
Professional Experience
● Former CEO of Transora, Inc., a technology software and services company.
● Former CFO and other senior executive positions at Sara Lee Corporation, a global manufacturer and marketer of brand-name consumer goods.
● Current director at Experian plc (2010–present) and Reckitt Benckiser Group plc (2003–present) (both listed on the London Stock Exchange).
● Former director at USG Corporation and Royal Ahold NV.

Allstate Board Service
● Tenure: 17 years (1999)
● Lead director
● Nominating and governance committee member
● Risk and return committee member
● Executive committee member

Relevant Capabilities
● Extensive service on boards of publicly traded and international companies, including former membership on boards of Adecco SA, USG Corporation, CBS Corporation, and Kohl’s Corporation.
● More than 20 years operational experience in executive positions at Sara Lee Corporation, including management of several large consumer-focused businesses with leading brands and significant ongoing investments in marketing.
● Oversight of a highly regulated business as a director at Intercontinental Exchange, Inc.
● Extensive evaluation of financial statements and supervision of financial executives, including as chief financial officer of the Sara Lee Corporation.

Committee Expertise Highlights
Nominating and Governance Committee Member
● Significant experience on boards of publicly traded and international companies, and current member of nominating and governance committee at Intercontinental Exchange, Inc.
● Numerous key leadership positions, including CEO of Transora, Inc., and CFO of Sara Lee Corporation.

Risk and Return Committee Member
● Strong service as prior and current chair of the audit committees at Allstate and Intercontinental Exchange, Inc.
● Significant risk oversight and management experience.

Other Public Board Service:
● Intercontinental Exchange, Inc.	2004–present

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CORPORATE GOVERNANCE

MARY ALICE TAYLOR
Age: 66
Professional Experience
● Former senior executive with several Fortune 500 companies, including Citicorp and FedEx Corporation.
● Independent business executive.

Allstate Board Service
● Tenure: 18 years (1996-1998; 2000–present)
● Audit committee chair
● Risk and return committee member
● Executive committee member

Relevant Capabilities
● Held senior executive roles in technology, finance, operations, and distribution logistics at large corporations, including Citicorp and FedEx Corporation.
● Developed significant financial experience by serving in financial oversight roles at Cook Industries, Northern Telecom, Homegrocer.com, Citicorp, and FedEx Corporation.
● Prior experience as a lead director at Blue Nile, Inc.
● Certified public accountant.

Committee Expertise Highlights
Audit Committee Chair
● Significant financial oversight expertise developed as Chairman and CEO of HomeGrocer.com and in senior executive roles at Citicorp and FedEx Corporation.
● Former member of the audit committee of Blue Nile, Inc.

Risk and Return Committee Member
● Significant senior management experience.
● Expertise in strategy formation, including technology-based business strategies, at both large established companies and start-ups.
● Significant tenure as an Allstate director.
● Chair of Allstate audit committee.

Other Public Board Service:
● Blue Nile, Inc.	1999–present
THOMAS J. WILSON
Age: 58
Chairman and Chief Executive Officer
Professional Experience
● Chairman of Allstate since May 2008 and CEO since January 2007.
● President from January 2005 to January 2015.
● Held senior executive roles other than CEO, leading all major operating units over a 21-year period.

Allstate Board Service
● Tenure: 10 years (2006)
● Chairman of the Board
● Executive committee chair

Relevant Capabilities
● Key leadership roles throughout Allstate over a 21-year period.
● Thorough and in-depth understanding of Allstate’s business, including its employees, agencies, products, investments, customers, and investors.
● Developed Allstate’s strategy to provide differentiated customer value propositions to four consumer segments.
● Created and implemented Allstate’s risk and return optimization program, allowing Allstate to withstand the 2008 financial market crisis and adapt to increases in severe weather and hurricanes.
● In-depth understanding of the insurance industry.
● Industry and community leadership, including former chair of the Property and Casualty CEO Roundtable and the Financial Services Roundtable, co-chair of a public-private partnership to reduce violence in Chicago, and the North American Campaign for Free the Children.

Committee Expertise Highlights
Executive Committee Chair
● Chairman and CEO of Allstate.
● Comprehensive knowledge of Allstate’s business and industry with 21 years of leadership experience at the company.

Other Public Board Service:
● State Street Corporation	2012–present

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BOARD COMPOSITION

The Board and nominating and governance committee believe that each director should be well-versed in strategic oversight, corporate governance, stockholder advocacy, and leadership in order to be an effective member of the Allstate Board. In addition to this fundamental expertise, the Board and committee seek directors with corporate operating experience, relevant industry experience, financial expertise, and compensation and succession experience. The Board and committee also consider experience in the following areas: investment management, technology, risk management, innovation, customer focus, and global operations.

The Board and committee expect each non-employee director to be free of interests or affiliations that could give rise to a biased approach to directorship responsibilities or a conflict of interest and be free of any significant relationship with Allstate that would interfere with the director’s exercise of independent judgment. The Board and committee also expect each director to devote the time and effort necessary to serve as an effective director and act in a manner consistent with a director’s fiduciary duties of loyalty and care. Allstate executive officers may not serve on boards of other corporations whose executive officers serve on Allstate’s Board.

Nomination Process For Board Election

The Board continuously identifies potential director candidates in anticipation of retirements, resignations, or the need for additional capabilities. The graphic below describes the ongoing nominating and governance committee process to identify highly qualified candidates for Board service.

Allstate identifies candidates with search firm and Board input. Qualities sought in candidates include:

●Core competencies

●Non-biased independent judgment

●Inclusive diversity

●Skills serving existing or future business needs

Additional criteria may be found in Allstate’s governing documents available at www.allstateinvestors.com

●	Board nominees are identified through a retained search firm, suggestions from current directors and stockholders, and through other methods including self-nominations. Our newest director, Mr. Perold, was identified by our director search firm.

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CORPORATE GOVERNANCE

●	The nominating and governance committee will consider director candidates recommended by a stockholder in the same manner as all other candidates recommended by other sources. A stockholder may recommend a candidate at any time of the year by writing to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F7, Northbrook, Illinois 60062-6127.

●	Beginning with the 2017 annual meeting, a stockholder or group of up to 20 stockholders owning 3% or more of Allstate’s outstanding common stock continuously for at least three years can nominate director candidates constituting up to 20% of the Board in the company’s annual meeting proxy materials.

●

Directors evaluate all candidates for diversity of background, expertise, and perspective, as well as the criteria described in our Corporate Governance Guidelines on www.allstateinvestors.com. While the Board does not have a formal policy on gender, ethnic or other diversity, the Board considers diversity in the nomination of directors.

●	The nominating and governance committee discusses the desired skills and perspectives. Following an initial screening, management conducts deeper inquiries to determine whether there are any existing or potential business conflicts with the candidate or any business entity affiliated with that candidate.

●	Based on these results, the committee decides which candidates warrant further consideration.
●	Certain directors are designated to meet with each candidate. At the same time, both the search firm and management conduct additional research and analysis.
●	Conclusions from due diligence and impressions from meetings are discussed by the nominating and governance committee. The committee recommends candidates for election to the Board. All nominees satisfy requirements of Allstate’s bylaws and corporate governance guidelines.

●	The Board is responsible for naming nominees for election or appointing directors to serve until election at the next annual meeting.

Evaluation Process for Current Directors

Before recommending the annual slate of director nominees, the nominating and governance committee has a rigorous process to evaluate current directors to ensure the directors continue to bring the appropriate mix of skills and expertise to the Board in light of Allstate’s evolving business and strategies. In addition to considering the current directors’ tenure, the committee’s process includes:

●	The chair of the nominating and governance committee, the lead director and the chairman conduct an annual evaluation of the contributions and performance of each individual director. Each director is evaluated on the following areas:

●	Core capabilities of strategic oversight, corporate governance, stockholder advocacy, and leadership.
●	Additional capabilities such as corporate operating, relevant industry, financial, and/or compensation and succession experience.
●	Interests and affiliations.
	●	Significant relationships with Allstate, including extended service on the Board that would interfere with the director’s exercise of independent judgment.
	●	Willingness and ability to devote the time necessary to serve as an effective director.
●	In addition, on a biennial basis, the lead director or chairman discusses with each director the director’s future plans for continued Board membership so that individual circumstances can be appropriately addressed.

Individual directors receive feedback, if necessary, from the chairman or the lead director.

The outcomes of such evaluations are shared with the nominating and governance committee in connection with the annual nomination process and inform the Board and nominating and governance committee’s ongoing process to identify highly qualified candidates for Board service.

Nominee Independence Determinations

The Board has determined that all non-employee directors who served during 2015 and all nominees, other than Mr. Wilson, are independent according to applicable law, the NYSE listing standards, and the Board’s Director Independence Standards (which are included on www.allstateinvestors.com).

In accordance with the Director Independence Standards, the Board has determined that the nature of the relationships with the corporation that are set forth in Appendix A do not create a conflict of interest that would impair a director’s independence.

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BOARD LEADERSHIP STRUCTURE AND PRACTICES

Board Leadership

The Board regularly reviews Allstate’s leadership structure and whether separating the roles of Chairman and CEO is in the best interests of Allstate and its stockholders.

At present, the Board has determined Allstate is well-served by having these roles performed by Mr. Wilson, who provides leadership and direction for management and the Board. This promotes a strong connection between the Board and management that is still subject to strong independent oversight by Allstate’s independent lead director and the other independent directors. The Board believes it benefits from the considerable knowledge and perspective that Mr. Wilson has acquired from more than 21 years of insurance industry experience. Given his extensive company knowledge, he is uniquely qualified to lead discussions of the Board and is in the best position to facilitate the flow of business information and communications between the Board and management.

Allstate’s Corporate Governance Guidelines do allow the Board the flexibility to assign the Chairman and CEO responsibilities to best meet Allstate’s interests. For example, the roles of Chairman and CEO were split during a transition of leadership in 2007 and 2008.

Lead Director

Allstate has had a strong lead director role in place for over five years. Ms. Sprieser is Allstate’s independent lead director and has served in that role since the 2015 annual meeting. The independent lead director responsibilities that have been in place since 2011 include:

●	Works with the Chairman in developing Board meeting agendas and information provided to shape Board dialogue.
●	Chairs executive sessions of independent directors at every in person Board meeting.
●	Facilitates the Board’s performance evaluation of the CEO in conjunction with the chair of the compensation and succession committee.
●	Facilitates the evaluation of individual director performance in conjunction with the chair of the nominating and governance committee and the Chairman.
●	Communicates with significant stockholders on matters involving broad corporate policies and practices.
●	Serves as a liaison between the Chairman and the independent directors.
●	Presides at all Board meetings at which the Chairman is not present.

Board Role in Risk Oversight

The Board is responsible for the oversight of Allstate’s strategy, business results, and management, including risk management. Board meetings include discussions of long-term strategic initiatives and topics.

The Board formally reviews Allstate’s overall risk position twice a year and uses external resources when appropriate to assess the enterprise risk and return management processes.

In 2013, the Board added a risk and return committee as a standing committee of the Board to ensure sufficient expertise and continuity between the Board’s bi-annual reviews. The following are the key responsibilities of the risk and return committee:

●	Assist the Board in risk and return governance and oversight.
●	Review the risk and return processes, policies, and guidelines used to evaluate, monitor, and manage enterprise risk and return.
●	Support the audit committee in its oversight of risk controls and management policies.
●	Meet in executive session with the chief risk officer.

Cybersecurity risk oversight is provided by the audit and risk and return committees and the full Board (semi-annually).

The audit committee provides oversight and guidance on Allstate’s controls related to key risks and reviews the major financial risk exposures and the steps to monitor and control those risks. As such, cybersecurity risk oversight was expanded in 2014 to supplement the oversight provided by the Board and risk and return committee. The audit committee conducts quarterly reviews to:

●	Oversee the efficacy of cybersecurity risk initiatives and related policies and procedures.

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CORPORATE GOVERNANCE

●	Receive regular reports from the chief risk officer and chief cybersecurity officer, who are tasked with monitoring cybersecurity risk, and from outside experts to supplement management reports.

The chairs of the risk and return committee and the audit committee are members of both committees to enhance cross-committee communication at the Board level.

Our compensation and succession committee and nominating and governance committee each regularly meet and review the major risks and mitigation activities related to their respective areas of responsibility and oversight.

Risk Management and Compensation

Each year, Allstate’s chief risk officer conducts a review and assessment of potential compensation-related risks arising from Allstate’s compensation plans, and presents the analysis to the compensation and succession committee for further consideration and dialogue. The chief risk officer reviews the design, performance measures, and ranges in the incentive plans to ensure they are consistent with Allstate’s risk and return principles. The committee plays an important role in overseeing this risk assessment and understanding any steps taken by management to manage and control compensation risks. In addition, the committee employs an independent compensation consultant each year to review and assess Allstate’s executive pay levels, practices, and overall program design.

Based on this annual review, we believe our compensation policies and practices are appropriately structured and do not provide incentives for employees to take unnecessary and excessive risks. Our compensation plans provide a balanced and appropriate mix of cash and equity through annual and long-term incentives to align with short and long-term business goals. No one, regardless of eligibility, is guaranteed an award under our annual cash incentive program. We utilize multiple performance measures that correlate with long-term stockholder value creation and that diversify the risk associated with any single performance indicator. In addition, the multiple performance measures work collectively to promote accountability for net financial risk. As an example, our annual incentive program contains a funding adjustment for senior executives in the event of a net loss, which reduces the corporate pool funding for those officers by 50% of actual performance. Likewise, for our performance stock award program, the committee requires positive net income for our executives to earn awards above target. Equity awards to our executive officers made after 2009 and annual cash incentive awards made beginning in 2010 are subject to clawback in the event of certain financial restatements. Finally, our executives are subject to rigorous stock ownership and retention requirements.

Based on this analysis, we believe our compensation policies enhance Allstate’s business interests and ensure appropriate levels of risk taking, while avoiding unnecessary risks that could have a material adverse effect on Allstate.

Board Role in Management Succession

The Board oversees the recruitment, development, and retention of executive talent. Management succession is discussed in compensation and succession committee, nominating and governance committee, and Board meetings with the CEO and in executive sessions.

Management succession is discussed three times annually by the compensation and succession committee. This includes CEO and senior executive succession and a broader discussion on organizational health. The full Board typically attends these succession reviews.

The Board also has regular and direct exposure to senior leadership and high-potential officers through working and informal meetings held throughout the year.

Board Role in Setting Compensation

The compensation and succession committee reviews the executive compensation program throughout the year with the assistance of an independent compensation consultant, Compensation Advisory Partners (“CAP”). CAP benchmarks Allstate’s plans and compensation payments to the market and evaluates changes to our executive compensation program. The compensation consultant also assesses

Allstate’s executive compensation design, peer group selection, relative pay for performance, and total direct compensation for individual senior executive positions.

The compensation and succession committee makes recommendations to the Board on the compensation package for the CEO and modifications to existing plans for executive officers.

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CORPORATE GOVERNANCE

The compensation and succession committee grants all equity awards to individuals designated as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 or covered employees as defined in Internal Revenue Code section 162(m). The compensation and succession committee has authority to grant equity awards to eligible employees in accordance with the terms of our 2013 Equity Incentive Plan. The Board has delegated limited authority to the CEO to grant equity awards to non-executive officers. All awards granted between compensation and succession committee meetings are reported at the next meeting.

The compensation and succession committee annually evaluates the compensation consultant’s performance and independence.

The compensation consultant also provides to the nominating and governance committee competitive information on director compensation, including updates on practices and emerging trends.

Representatives of the compensation consultant participated in all eight compensation and succession committee meetings in 2015.

Management Participation in Committee Meetings

Audit Committee. A number of our executives, including the CEO, CFO, general counsel, chief audit executive, chief compliance executive, chief risk officer, and controller participate in audit committee meetings. Senior business unit and technology executives are present when appropriate. Executive sessions of the committee are scheduled and held throughout the year, including sessions in which the committee meets exclusively with the independent registered public accountant and the chief audit executive.

Compensation and Succession Committee. A number of our executives participate in compensation and succession committee meetings. The committee regularly meets in executive session without management present.

●	Our senior human resources executive provides the committee with internal and external analyses of the structure of compensation programs. Throughout the year, the estimated and actual results under our incentive compensation plans are also provided.

●	Our CFO discusses financial results relevant to incentive compensation, other financial measures, and accounting rules.
●	Our CEO advises on the alignment of our incentive plan performance measures with our overall strategy and the design of our equity incentive awards. He also provides the committee with performance evaluations of executives who report to him and recommends senior executive merit increases and compensation packages.

●	The general counsel is available at meetings to provide input on the legal and regulatory environment and corporate governance, and to ensure the proxy materials accurately reflect the committee’s actions.

●	The chief risk officer reports annually on compensation plan alignment with Board-approved risk and return principles.

Nominating and Governance Committee. The CEO and general counsel participate in nominating and governance committee meetings. The committee regularly meets in executive session without management present.

Risk and Return Committee. A number of our executives, including the CEO, CFO, general counsel, chief risk officer and operating unit risk officers, participate in risk and return committee meetings. The committee regularly meets in executive session, including sessions with the chief risk officer.

Outside Advisor Participation in Meetings

All independent Board committees use independent external consultants. Outside experts such as independent auditors, governance specialists, cybersecurity experts, board search firm representatives, and financial advisors attend meetings to provide directors with additional information on issues.

Board Attendance Policy

Each incumbent director attended at least 75% of the combined Board meetings and meetings of committees of which he or she was a member.

Attendance at Board and committee meetings during 2015 averaged 99% for directors as a group. Directors are expected to make every effort to attend Board and committee meetings and the annual meeting of stockholders. All directors who stood for election at the 2015 annual meeting of stockholders attended the annual meeting.

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CORPORATE GOVERNANCE

Related Person Transactions

The nominating and governance committee has adopted a written policy on the review, approval, or ratification of transactions with related persons, which is posted on the Corporate Governance section of allstateinvestors.com.

There were no related person transactions identified for 2015.

The committee or committee chair reviews transactions with Allstate in which the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect material interest. In general, related persons are directors, executive officers, their immediate family members, and stockholders beneficially owning 5% or more of our outstanding stock. The committee or committee chair approves or ratifies only those transactions that are in, or not inconsistent with, the best interest of the corporation and its stockholders. Transactions are reviewed and approved or ratified by the committee chair when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports any approved transactions to the committee. Any ongoing, previously approved or ratified related person transactions are reviewed annually.

Stockholder Engagement

Allstate has an ongoing proactive practice of discussing corporate governance issues with significant stockholders throughout the year. Dialogue, transparency and responsiveness are the cornerstones of our practice. Such discussions are held before the annual meeting, during stockholder voting, and after the annual meeting and include our chairman and CEO. Such discussions may also include our lead director or committee chairs. Direct engagement typically involves stockholders representing approximately one-third of our total outstanding shares. We also engage with proxy and other investor advisory firms that represent the interests of various stockholders. In addition to input on current governance and executive compensation topics specific to Allstate, we invite discussion on any other topics or trends stockholders may wish to share with us. Their input is reported to the nominating and governance committee, which in turn allocates specific issues to relevant Board committees for further consideration. Each Board committee reviews relevant feedback and determines if additional discussion and actions are necessary by the respective committee or full Board. In addition, broader investor surveys provide perspective on investor concerns.

During 2015, Allstate spent a significant amount of time discussing with its stockholders the advisability of implementing a proxy access right at Allstate, including the appropriate terms and conditions for the right. After many investor meetings and several focused discussions by the nominating and governance committee and Board, the Board amended Allstate’s bylaws in November 2015 to implement proxy access. The right will become available to stockholders for the 2017 annual meeting.

Stockholder Engagement Cycle

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Communication with the Board

The Board has established a process to facilitate communication by stockholders and other interested parties with directors as a group. The general counsel reports regularly to the nominating and governance committee on all correspondence received that, in her opinion, involves functions of the Board or its committees or that she otherwise determines merits Board attention.

In addition, the audit committee has established procedures for the receipt, retention, and treatment of any complaints about accounting, internal accounting controls, and auditing matters. The communication process and the methods to communicate with directors are posted on the “Corporate Governance” and “Management & Directors” sections of www.allstateinvestors.com.

The Allstate Board welcomes your input on compensation, governance and other matters.

@	directors@allstate.com	The Allstate Corporation Nominating & Governance Committee 2775 Sanders Road, Suite F7 Northbrook, IL 60062-6127 c/o General Counsel

You can learn more about our corporate governance by visiting www.allstateinvestors.com, where you will find our Corporate Governance Guidelines, each standing committee charter, and Director Independence Standards. Allstate has adopted a comprehensive Code of Ethics that applies to the chief executive officer, chief financial officer, controller and other senior financial and executive officers, as well as the Board of Directors and other employees. It is also available at www.allstateinvestors.com. Each of the above documents also is available in print upon request made to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F7, Northbrook, Illinois 60062-6127.

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BOARD MEETINGS AND COMMITTEES

The following table identifies each standing committee of the Board, its members, functions, and the number of meetings held during 2015. The Board has determined the members of the audit, compensation and succession, nominating and governance, and risk and return committees are independent within the meaning of applicable laws, NYSE listing standards, and the Director Independence Standards.

The Allstate Corporation Board of Directors Chair: Thomas J. Wilson Independent Lead Director: Judith A. Sprieser 10 of 11 Allstate directors are independent Meetings in 2015: 9 Key Responsibilities:
●Strategic oversight ●Corporate governance	●Stockholder advocacy ●Leadership

Audit Committee	Compensation and Succession Committee	Nominating and Governance Committee	Risk and Return Committee	Executive Committee
Chair: Mary Alice Taylor Other Members:* ●Robert D. Beyer ●Kermit R. Crawford ●Michael L. Eskew ●Siddharth N. Mehta	Chair: John W. Rowe Other Members: ●Michael L. Eskew ●Herbert L. Henkel ●Andrea Redmond	Chair: Andrea Redmond Other Members: ●Kermit R. Crawford ●John W. Rowe ●Judith A. Sprieser	Chair: Robert D. Beyer Other Members: ●Herbert L. Henkel ●Siddharth N. Mehta ●Judith A. Sprieser ●Mary Alice Taylor	Chair: Thomas J. Wilson Other Members: ●Robert D. Beyer ●Andrea Redmond ●John W. Rowe ●Judith A. Sprieser ●Mary Alice Taylor

Meetings in 2015: 9

Key Responsibilities

●Assists the Board in its oversight of the integrity of financial statements and other financial information and disclosures and the system of internal control over accounting and financial reporting.
●Reviews the enterprise risk control assessment and guidelines (including cybersecurity risk).
●Oversees the ethics and compliance program and compliance with legal and regulatory requirements.
●Appoints, retains, and oversees the independent registered public accountant, and evaluates its qualifications, performance and independence.
●Oversees Allstate’s internal audit function.

Meetings in 2015: 8

Key Responsibilities

●Administers Allstate’s executive compensation plans and has sole authority to retain the committee’s independent compensation consultant.
●Assists the Board in determining the compensation of the executive officers, including the CEO.
●Reviews management succession plans and organizational strength.

Meetings in 2015: 6

Key Responsibilities

●Recommends candidates to be nominated by the Board for election as directors.
●Reviews the Corporate Governance Guidelines and advises the Board on corporate governance issues.
●Determines performance criteria and oversees assessment of the Board’s performance and director independence.

Meetings in 2015: 5

Key Responsibilities

●Assists the Board in risk and return governance and oversight.
●Reviews risk and return processes, policies, and guidelines used by management to evaluate, monitor, and manage enterprise risk and return.
●Supports the audit committee in its oversight of risk controls and management policies.

Meetings in 2015: 0

Key Responsibilities

●Has the powers of the Board in the management of Allstate’s business affairs to the extent permitted under the bylaws, excluding any powers granted by the Board to any other committee of the Board.
●Provides Board oversight if outside the scope of established committees or if an accelerated process is necessary.
●Comprised of lead director, committee chairs and chairman.

Report page 66	Report page 45

*	The Board determined that all members of the audit committee are independent under the New York Stock Exchange and SEC requirements, and that Mrs. Taylor and Messrs. Beyer, Eskew, and Mehta are each an audit committee financial expert as defined under those rules. Ms. Sprieser and Messrs. Henkel and Rowe also have the background and experience to qualify as audit committee financial experts but do not currently serve on the audit committee.

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DIRECTOR COMPENSATION

Director Compensation Program

Allstate’s non-employee director compensation is reviewed annually. The nominating and governance committee proposes changes to director compensation from time to time based on this annual review and benchmark information from peer companies and relevant compensation surveys. Beginning in January 2015, the annual cash retainer for all non-employee directors was increased from $90,000 to $105,000, and beginning in May 2015, the additional retainer for the lead director was increased from $25,000 to $50,000. These retainers were increased based on the annual benchmarking review and to account for the increased time commitments and resource demands on our directors, particularly our lead director. The following table describes each component of our non-employee director compensation program for 2015. No meeting fees or other professional fees were paid to the directors.

Role	Quarterly(1) Cash Retainer(2)	Equity
Non-Employee Director	$26,250

To create a linkage with corporate performance and stockholder interests, the Board believes that a meaningful portion of a director’s compensation should be in the form of equity securities. For that reason, directors are granted restricted stock units on June 1 equal in value to $150,000 divided by the closing price of a share of Allstate common stock on such grant date, rounded to the nearest whole share.

Lead Director	$12,500
Audit Committee Chair	$6,250
Other Committee Chair (except Executive Committee)	$5,000

(1)	Paid in advance on the first day of January, April, July, and October.

(2)	The retainer is prorated for a director who joins the Board during a quarter.

Director Stock Ownership Guidelines

●	Each director is expected, within five years of joining the Board, to accumulate an ownership position in Allstate common stock equal to five times the annual value of the standard retainer.
●	Each director has met the ownership guideline, except for Messrs. Eskew and Mehta, who joined the Board in 2014, and Mr. Perold, who joined the Board in 2015.

The Allstate Corporation 2016 Proxy Statement     25

CORPORATE GOVERNANCE

2015 Director Compensation

The following table summarizes the 2015 compensation for each of our non-employee directors who served as a member of the Board and its committees.

Name	Committee Chair Roles Held During 2015	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Mr. Ackerman	Retired May 2015	65,000	0	10,000	75,000
	Lead Director (January – May)
Mr. Beyer	Risk and Return Committee Chair	125,000	150,035	0	275,035
Mr. Crawford		105,000	150,035	0	255,035
Mr. Eskew		105,000	150,035	0	255,035
Mr. Greenberg	Retired May 2015	62,500	0	10,000	72,500
	Compensation and Succession
	Committee Chair (January – May)
Mr. Henkel		105,000	150,035	0	255,035
Mr. Mehta		105,000	150,035	0	255,035
Mr. Perold		8,942	75,057	0	83,999
Ms. Redmond	Nominating and Governance Committee Chair	117,363	150,035	0	267,398
	(May – December)
Mr. Rowe	Nominating and Governance Committee Chair	125,000	150,035	0	275,035
	(January – May)
	Compensation and Succession Committee
	Chair (May – December)
Ms. Sprieser	Audit Committee Chair (January – May)	148,407	150,035	0	298,442
	Lead Director (May – December)
Mrs. Taylor	Audit Committee Chair (May – December)	120,453	150,035	0	270,488

(1)	In January 2016, Mr. Perold received a prorated retainer as he joined the Board in December 2015. The amount included above is for 2015 performance.
(2)	Directors may elect to receive Allstate common stock in lieu of cash. Also, under Allstate’s Deferred Compensation Plan for Non-Employee Directors, directors may elect to defer their retainers to an account that is credited or debited, as applicable, based on (a) the fair market value of, and dividends paid on, Allstate common shares (common share units); (b) the average interest rate payable on 90-day dealer commercial paper; (c) Standard & Poor’s 500 Index, with dividends reinvested; or (d) a money market fund. No director has voting or investment powers in common share units, which are payable solely in cash. Subject to certain restrictions, amounts deferred under the plan, together with earnings thereon, may be transferred between accounts and are distributed after the director leaves the Board in a lump sum or over a period not in excess of ten years in accordance with the director’s instructions. For 2015, Messrs. Eskew and Henkel each elected to defer his cash retainer into common share units.
(3)	Grant date fair value for restricted stock units granted in 2015 is based on the final closing price of Allstate common stock on the grant dates, which in part also reflects the payment of expected future dividend equivalent rights. (See note 18 to our audited financial statements for 2015.) Mr. Perold received a prorated award with a grant date fair value of $75,057, when he joined the Board in 2015. The final grant date closing price was $66.92, except with respect to the prorated award granted to Mr. Perold, which was $63.50. The values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Each restricted stock unit entitles the director to receive one share of Allstate common stock on the conversion date (see footnote 4).

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CORPORATE GOVERNANCE

(4)	The following table provides outstanding restricted stock units and stock options as of December 31, 2015 for each director.

Outstanding Restricted Stock Units and Stock Options at Fiscal Year-End 2015
Name	Restricted Stock Units (#)	Stock Options (#)
Mr. Ackerman	8,000	12,000
Mr. Beyer	34,188	10,667
Mr. Crawford	9,058	0
Mr. Eskew	4,397	0
Mr. Greenberg	8,000	12,000
Mr. Henkel	8,737	0
Mr. Mehta	5,536	0
Mr. Perold	1,182	0
Ms. Redmond	24,530	0
Mr. Rowe	13,679	0
Ms. Sprieser	38,188	12,000
Mrs. Taylor	38,188	12,000

Restricted stock unit awards granted before September 15, 2008, convert into common stock one year after termination of Board service, or upon death or disability if earlier. Restricted stock unit awards granted on or after September 15, 2008, convert into common stock upon termination of Board service, or upon death or disability if earlier. Each restricted stock unit includes a dividend equivalent right that entitles the director to receive a payment equal to regular cash dividends paid on Allstate common stock. Under the terms of the restricted stock unit awards, directors have only the rights of general unsecured creditors of Allstate and no rights as stockholders until delivery of the underlying shares.

Non-employee directors do not receive stock options as part of their compensation as a result of a policy change on June 1, 2009. All outstanding stock options were exercisable as of December 31, 2015.

All outstanding options were awarded under the terms of the 2006 Equity Compensation Plan for Non-Employee Directors, which specifies that the exercise price for the option awards is equal to the fair market value of Allstate common stock on the grant date. For options granted in 2007 and 2008, the fair market value is equal to the closing sale price on the date of the grant, and for options granted prior to 2007, fair market value is equal to the average of the high and low sale prices on the grant date, and, in each case, if there was no such sale on the grant date, then on the last previous day on which there was a sale. The options became exercisable in three substantially equal annual installments and expire ten years after grant. Stock option repricing is not permitted. An outstanding stock option will not be amended to reduce the option exercise price. However, the plan permits repricing in the event of an equity restructuring (such as a split) or a change in corporate capitalization (such as a merger).

(5)	These amounts represent charitable contributions made by Allstate to entities selected by Messrs. Ackerman and Greenberg upon their retirements from the Board.

The Allstate Corporation 2016 Proxy Statement     27

EXECUTIVE COMPENSATION

Say-on-Pay: Advisory Vote on the Executive Compensation of the Named Executives
☑ The Board recommends that you vote FOR the resolution to approve the compensation of the named executives.
●Strong oversight by compensation and succession committee.
●Compensation programs are working effectively. Annual incentive compensation funding for 2015 declined to 80.8% of target, from 118.9% of target in the prior year, reflecting lower auto insurance profitability given an industry-wide increase in the frequency of auto accidents.

We conduct a say-on-pay vote every year at the annual meeting. This say-on-pay vote is required by Section 14A of the Securities Exchange Act of 1934. While the vote is non-binding, the Board and the compensation and succession committee (the “committee” as referenced throughout the Compensation Discussion and Analysis and Executive Compensation sections) consider the voting results as part of their annual evaluation of our executive compensation program.

You may vote to approve or not approve the following advisory resolution on the executive compensation of the named executives:

RESOLVED, on an advisory basis, the stockholders of The Allstate Corporation approve the compensation of the named executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and accompanying tables and narrative on pages 29-64 of the Notice of 2016 Annual Meeting and Proxy Statement.

Please read the following Executive Compensation section prior to voting on this proposal.

☑ Allstate faced a challenging operating environment for auto insurance in 2015, which impacted 2015 performance and led to lower payouts under Allstate’s annual incentive plan. Total 2015 compensation, as disclosed in the Summary Compensation Table, for the CEO decreased 11% year over year.
☑ The annual incentive compensation plan was funded at 80.8% of target in 2015. Based on company and individual performance, the named executives received the following annual incentive payments, which for the most part were significantly lower than the prior two years’ awards:

Named Executive	2013 Annual Incentive ($)	2014 Annual Incentive ($)	2015 Annual Incentive(1) ($)
Mr. Wilson	6,600,000	4,073,075	2,888,136
Mr. Shebik	2,100,000	883,619	850,000
Mr. Civgin	2,000,000	1,000,000	768,629
Ms. Greffin	1,400,000	1,000,000	500,000
Mr. Winter	3,000,000	1,500,000	1,600,000

(1)	Mr. Winter’s annual incentive target increased in 2015 from 150% of salary to 225% of salary due to his promotion to President.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

Our Compensation Discussion and Analysis describes Allstate’s executive compensation program, including total 2015 compensation for our named executives listed below:

Thomas J. Wilson — Chairman and Chief Executive Officer (CEO)
Steven E. Shebik — Executive Vice President and Chief Financial Officer (CFO)
Don Civgin — President, Emerging Businesses of Allstate Insurance Company
Judith P. Greffin — Executive Vice President and Chief Investment Officer of Allstate Insurance Company
Matthew E. Winter — President

See Appendix B for a list of Allstate’s other executive officers. Effective March 31, 2016, Ms. Greffin retired from Allstate Insurance Company.

Performance Highlights
In 2015, Allstate encountered an industry-wide increase in the frequency of auto accidents causing management to shift its operating focus to implementing an auto insurance profit improvement plan. At the same time, however, Allstate continued its strategy to serve customers with unique value propositions which enabled it to deliver on near-term commitments, invest in sustainable value creation, and advance all five operating priorities in 2015:

2015 Operating Priorities

Grow Insurance Policies in Force	Maintain the Underlying Combined Ratio*	Proactively Manage Investments to Generate Attractive Risk-Adjusted Returns	Modernize the Operating Model	Build Long-Term Growth Platforms
●Total Protection policies in force grew by 449,000 or 1.3% in 2015

●Property-liability net written premium grew by 4.2% to $30.9 billion in 2015

●Allstate Financial policies grew by 322,000 or 6.1% in 2015 driven by growth at Allstate Benefits

●The property-liability underlying combined ratio was 88.7, within the annual outlook range, but 1.5 points higher than the prior year as a result of an industry-wide increase in the frequency of auto accidents

●A multifaceted profit improvement plan was put in place to improve auto returns across underwriting brands

●Allstate brand homeowner returns were strong

●Net investment income achieved target

●Total return was 1.0% reflecting low interest rates, higher credit spreads and a decline in equity markets

●Reduced interest rate risk

●Repositioned Allstate Financial portfolio supporting long-dated liabilities to drive higher long-term returns
●Lowered expense ratio in part to address reduced auto profitability ●Allstate brand exclusive agencies continue to evolve to trusted advisors ●Expanded continuous improvement programs
●Esurance expanded geographic reach and product portfolio; homeowners now in 25 states

●Allstate’s Drivewise® and Esurance’s DriveSense® telematics offerings had over 1 million active users as of year-end 2015

●Allstate Benefits grew premiums and contract charges by 6.0% and policies by 11.1% in 2015

Results

●Achieved full-year 2015 underlying combined ratio outlook range by increasing auto insurance prices, tightening underwriting standards, maintaining a strong homeowners business, and reducing expenses	●Operating earnings* per share declined by 3.9% from $5.40 to $5.19	●Property-liability net written premiums increased by $1.3 billion, resulting from the additional policies in force and higher average premiums per policy	●Common shareholders received $3.3 billion in cash returns in 2015 through common stock dividends and share repurchases

*	The underlying combined ratio and operating earnings measures are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) and are defined and reconciled to the most directly comparable GAAP measures in Appendix C.

The Allstate Corporation 2016 Proxy Statement     29

EXECUTIVE COMPENSATION

Although Allstate advanced all five operating priorities, consistent with the challenging auto insurance environment, Allstate’s one year total stockholder return was -9.9%. The following chart shows Allstate’s total stockholder return over one, three and five years relative to the market cap weighted average of the peer group used for 2015 compensation benchmarking (identified on page 39).

Comparison of Total Stockholder Return

2015 Compensation Program Structure and Goal-Setting Process
The committee designs the executive compensation program to deliver pay in accordance with corporate, business unit and individual performance. A large percentage of total target compensation is at risk through long-term equity awards and annual cash incentive awards. These awards are linked to performance measures that correlate with long-term stockholder value creation. The mix of total direct compensation for 2015 for our CEO and the average of our other named executives is shown in the chart below.

Compensation Structure at Target

Chief Executive Officer	Average of Other Named Executive Officers

At-Risk Performance-Based Pay: 91%	At-Risk Performance-Based Pay: 82%

In addition to the compensation structure at target, the 2015 compensation paid to our named executives reflects strong pay for performance alignment:

●

Annual cash incentive. For our annual cash incentive award, we set performance ranges to align with our operating plan. We also included a “collar” for the sum of catastrophe and limited partnership income components of the annual incentive plan to ensure that management is held accountable for long-term results, while at the same time limiting both the positive and negative impact of these items on annual payouts. In 2015, this collar resulted in a reduction in one of the performance measures under our annual incentive plan, thereby decreasing the annual incentive pool. The annual incentive plan was funded at 80.8% of target. This primarily reflects the decline in auto insurance profitability caused by an industry-wide increase in the frequency of auto accidents.

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EXECUTIVE COMPENSATION

The following table shows the annual cash incentive award paid to each named executive as a percentage of target in the last three years.

AIP % of Target
Name	2013	2014	2015
Mr. Wilson	200.0%	118.9%	80.8%
Mr. Shebik	318.2%	118.9%	90.7%
Mr. Civgin	228.6%	114.3%	80.8%
Ms. Greffin	200.4%	136.7%	65.4%
Mr. Winter	268.2%	130.4%	89.3%

●

Long-term incentive awards. Senior executives received equity grants in 2015 composed of 50% performance stock awards (“PSAs”) and 50% stock options. The committee selected Average Adjusted Operating Income ROE as the performance measure for PSAs since that measure was best correlated to long-term stockholder value. See page 36. The 2013-2015 PSAs paid out at 154.8% of target, based on strong performance in 2013 and 2014, and below target performance in 2015 with a payout at 84.3%.

Consideration of 2015 Stockholder Vote

Stockholders approved the 2015 say-on-pay resolution with 95% of the votes cast in favor. Following the meeting, we solicited feedback about our compensation program from stockholders representing approximately one-third of our outstanding shares.

The committee, with input from the independent compensation consultant, considered the vote results, investor input, and current market practices as it evaluated whether changes to the compensation program were warranted. As a result, it made several changes to the equity programs beginning in 2016:

●	Reduced Stock Option Awards - Long-term equity grants will now comprise 60% in PSAs and 40% in stock options.
●

Additional PSA Measure - In addition to Average Adjusted Operating Income Return on Equity over a three year period, award payouts will now also be based on an additional measure, Earned Book Value, to create greater alignment with the increase in performance-based assets in the investment portfolio.

●

Reduced Restricted Stock Unit Awards - To create greater alignment with stockholder returns, restricted stock unit awards will now be replaced with PSAs for all senior vice presidents, which increases the number of executives receiving PSAs by almost four times.

The Allstate Corporation 2016 Proxy Statement     31

EXECUTIVE COMPENSATION

Allstate’s Executive Compensation Principles

Allstate’s executive compensation program includes industry best practices.

What We Do
☑	Pay for Performance. A significant percentage of total target direct compensation is pay at-risk and is connected to performance.
☑	Strong Link between Performance Measures and Strategic Objectives. Performance measures for incentive compensation are linked to operating priorities designed to create long-term stockholder value.
☑	Independent Compensation Consultant. The committee retains an independent compensation consultant to review the executive compensation programs and practices.
☑	Targeted Pay at 50th Percentile of Peers. The committee targets total direct compensation at the 50th percentile of peers.
☑

Benchmark Peers of Similar Revenues and Business Complexity. The committee benchmarks our executive compensation program and reviews the composition of the peer group annually with the assistance of the independent compensation consultant.

☑	Moderate Change-in-Control Benefits. Change-in-control severance benefits are three times target cash compensation for the CEO and two times target cash compensation for other executive officers.
☑

Double Trigger in the Event of a Change in Control. Beginning with grants made in 2012, equity incentive awards have a double trigger; that is, they will not vest in the event of a change in control unless also accompanied by a qualifying termination of employment.

☑	Maximum Payout Caps for Annual Cash Incentive Compensation and PSAs.
☑

Robust Equity Ownership and Retention Requirements. We extended holding requirements beginning with awards granted in 2014. Senior executives must hold their equity for one additional year after vesting of the PSAs or exercise of options.

☑	Clawback of Certain Compensation if Restatement or Covenant Breach. Certain awards made to executive officers are subject to clawback in specified circumstances.

What We Don’t Do
☒	No Employment Agreements for Executive Officers. Our executive officers are at-will employees with no employment contracts.
☒

No Guaranteed Annual Salary Increases or Bonuses. For the named executives, annual salary increases are based on evaluations of individual performance, while their annual cash incentives are tied to corporate and individual performance.

☒	No Special Tax Gross Ups. No tax gross ups are provided beyond limited items which are generally available to all full-time employees.
☒

No Repricing or Exchange of Underwater Stock Options. Our equity incentive plan does not permit repricing or exchange of underwater stock options or stock appreciation rights without stockholder approval, except in connection with certain transactions involving Allstate or a change in control.

☒

No Plans that Encourage Excessive Risk-Taking. Based on the annual review, it was determined that the company’s compensation practices are appropriately structured and avoid incenting employees to engage in unnecessary and excessive risk-taking.

☒

No Hedging or Pledging of Allstate Securities. Officers, directors, and employees are prohibited from hedging Allstate securities. Directors, executive officers and other senior executives are prohibited from pledging Allstate securities as collateral or holding securities in a margin account, except when an exception is granted by the chairman or lead director.

☒	No Inclusion of Equity Awards in Pension Calculations.
☒

No Dividends or Dividend Equivalents Paid on Unvested PSAs. Dividend equivalents are accrued but not paid on PSAs until the performance conditions are satisfied and the PSAs vest after the performance measurement period.

☒	No Excessive Perks. We offer only limited benefits as required to remain competitive and to attract and retain highly talented executives.

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EXECUTIVE COMPENSATION

Elements of 2015 Executive Compensation Program Design

The following table lists the elements of target direct compensation for our 2015 executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall corporate performance, specific business unit strategies, and individual performance using measures that correlate to stockholder value and align with our long-term strategic vision and operating priorities.

	Fixed		Variable
	Base Salary	Annual Cash Incentive Awards	PSAs	Stock Options
Percentage of Total Compensation	●CEO: 9% ●Other NEOs: 18%	●CEO: 26% ●Other NEOs: 26%	●CEO: 32.5% ●Other NEOs: 28%	●CEO: 32.5% ●Other NEOs: 28%
Key Characteristics	●Fixed compensation component payable in cash. ●Reviewed annually and adjusted when appropriate.	●Variable compensation component payable annually in cash. ●Actual performance against annually established goals determines overall corporate pool, which is allocated based on individual performance.
●Equity award based on achieving performance goals.
●PSAs vest on the day before the third anniversary of the grant date based on actual performance against goals established at the beginning of the performance period.
●See page 38 for the retention requirements for PSAs.

●Options to purchase shares at the market price when awarded. Vest ratably over three years.(1)
●Non-qualified stock options that expire in ten years.
●See page 38 for the retention requirements for stock options.

Why We Pay This Element	●Provide a base level of competitive cash compensation for executive talent.	●Motivate and reward executives for performance on key strategic, operational, and financial measures during the year and on key metrics to drive long-term strategy.	●Motivate and reward executives for performance on key long-term measures. ●Align the interests of executives with long-term stockholder value and serve to retain executive talent.	●Align the interests of executives with long-term stockholder value and serve to retain executive talent.
How We Determine Amount	●Experience, job scope, market data, and individual performance.
●A corporate-wide funding pool is based on performance on three measures:
●Adjusted Operating Income(2)
●Total Premiums(2)
●Net Investment Income(2)
●Individual awards are based on job scope, market data, and individual performance.

●Target awards based on job scope, market data, and individual performance.
●Vested awards based on performance on Adjusted Operating Income Return on Equity(2) with a requirement of positive Net Income for any payout above target.
●Target awards based on job scope, market data, and individual performance.
2015 Decisions	●Four of the five named executives received salary increases in 2015. See pages 43-45.
●Except for Mr. Winter, annual cash incentive targets remained unchanged for the named executives in 2015. Mr. Winter’s target compensation was increased upon his promotion to President. See pages 43-45.
●Performance on the three measures resulted in corporate funding at 80.8% of target. See page 41.

●The individual long-term equity incentive targets were changed for two named executives in 2015. See pages 43-45.
●For the 2013-2015 performance cycle, 84.3% of the target number of PSAs were earned for the 2015 measurement period.
●The individual long-term equity incentive targets were changed for two named executives in 2015. See pages 43-45.

(1)	Stock options granted prior to February 18, 2014 vested over four years with 50% exercisable on the second anniversary of the grant date, and 25% exercisable on each of the third and fourth anniversary dates. The change to a three-year vesting schedule with one-third exercisable on each anniversary was made in 2014 to reflect current market practice.

(2)	For a description of how these measures are determined, see pages 61-64.

The Allstate Corporation 2016 Proxy Statement     33

EXECUTIVE COMPENSATION

Incentive Design and Goal Setting

For the annual and long-term incentive programs, the committee oversees a rigorous and comprehensive goal setting process. The committee works to identify performance measures and ranges of performance in the annual and long-term programs that (1) align with the company’s long-term strategy, operating principles and priorities, and stockholder interests, (2) support the achievement of corporate goals, and (3) reflect the company’s overall performance. The following timeline of key events reflects the committee’s process:

Incentive Design, Payout, and Goal-Setting Process

March- April	July- October	November- January	January- February	Ongoing

●    Evaluate peer group to determine if any changes are required for the next performance cycle
●    Compare actual compensation paid, operating results and stockholder returns from previous year to peer group as provided by the independent compensation consultant
●    Review feedback from stockholders and governance firms

●    Independent compensation consultant provides advice on incentive design
●    The consultant provides compensation data from the peer group and information on current market practices and industry trends

●    Establish plan design, performance measures and ranges (target, threshold, and maximum) for upcoming year for annual incentive plan and long-term incentive awards
●    Review plans and measures for alignment with enterprise risk and return principles

●    Determine the corporate pool and payouts for the prior year annual incentive award based on corporate and individual results
●    Determine the number of performance stock awards that vested for the applicable measurement period
●    Review and approve salary adjustments and annual incentive and equity targets for executive officers

●    Review compensation philosophy and objectives in light of company performance, company goals and strategy, stockholder feedback, and external benchmarking
●    Monitor compensation estimates in comparison to actual and relative performance

Salary
●

Executive salaries are set by the Board based on the committee’s recommendations. In recommending executive salary levels, the committee uses the 50th percentile of our peer companies as a guideline, which supports Allstate’s ability to compete effectively for and to retain executive talent. Annual merit increases for named executives are based on evaluations of their performance, using the enterprise-wide merit increase budget as a guideline.

Annual Cash Incentive Awards
●	For 2015, executives earned an annual cash incentive award based on Allstate’s achievement of performance measures and related assessments as described on pages 41 and 43-45.
●

At the beginning of the year, the committee sets performance measure goals based on the operating plan after extensive review. Target performance is equal to operating plan. Threshold and maximum measures are informed by probability testing, historical results, and operational performance scenarios. To further test the appropriateness of the ranges, the committee’s independent consultant provides advice based on peer performance, market expectations and industry trends. The chief risk officer reviews the performance measures and ranges to ensure they are consistent with Allstate’s risk and return principles.

●	Actual performance on the performance measures determines the overall funding level of the corporate pool and the aggregate total award budget for eligible employees. In 2015, the pool

34     www.allstate.com

EXECUTIVE COMPENSATION

was funded based on the collective results of three measures: Adjusted Operating Income, Total Premiums, and Net Investment Income. Funding for each measure is equal to 0% below threshold, 50% at threshold, 100% at target and 200% at maximum, and results between threshold, target and maximum are subject to interpolation.

●

In the event of a net loss, the corporate pool funding is reduced by 50% of actual performance for senior executives. For example, if performance measures ordinarily would fund the corporate pool at 60% and there was a net loss, then the corporate pool would be funded at 30% for senior executives. This mechanism ensures alignment of pay and performance in the event of a natural catastrophe or extreme financial market conditions.

●

Target annual incentive compensation percentages for each named executive are based on market data pay levels of peer companies and our benchmark target for total direct compensation at the 50th percentile.

●

Individual awards are based on individual performance in comparison to position-specific compensation targets and overall company performance. Each executive’s performance is evaluated against goals established at the beginning of the year that are specifically developed to support the company’s annual operating priorities and long-term strategy.
●

In order to qualify annual cash incentive awards as deductible performance-based compensation under Internal Revenue Code section 162(m), Allstate has established the maximum awards that could be paid to any of the named executives as the lesser of the stockholder approved maximum of $10 million under the Annual Executive Incentive Plan or a percentage of an award pool. For 2015, the award pool is equal to 1.0% of Adjusted Operating Income (defined on page 62), and the percentage of the award pool for Mr. Wilson is 35%, Mr. Winter, 20%, and for each other named executive, 15%. Although section 162(m) does not apply to the compensation of the CFO, the CFO was included in the award pool consistent with the award opportunity available to the other named executives. The committee retains complete discretion to pay less than the maximums established by the Annual Executive Incentive Plan and the award pool.

●	We paid the 2015 cash incentive awards in March 2016. The following table shows how the corporate pool was funded and distributed to individual participants:

Funding– Corporate Pool	Annual Corporate Pool Distribution
Funding Calculations:[1] Adjusted Operating Income (aligns with stockholders’ expectations of current performance) 50% Total Premiums (captures growth and competitive position of the businesses) 42.5% Net Investment Income (a significant component of profitability) 7.5%	1.	Committee approves corporate pool based on review of actual performance in comparison to goals
	2.	CEO allocates corporate pool between business units and areas of responsibility based on relative performance against annual operating goals
	3.	Committee’s compensation recommendations for the CEO are reviewed and approved by the independent directors of our Board in executive session
	4.	Committee reviews and approves CEO recommendations for executive officers based on individual performance and position-specific compensation targets
	5.	Individual awards for other employees are determined by senior leaders of business units and areas of responsibility and are subject to approval by CEO

(1)	Percentages are based on compensation of eligible employees in each area of responsibility and 2015 results for each performance measure. For treatment of catastrophe losses and limited partnership income in the funding calculation, see discussion of performance measures on pages 61-63. The committee has discretion to determine the amount of the awards paid from the corporate pool to the named executives.

The Allstate Corporation 2016 Proxy Statement     35

EXECUTIVE COMPENSATION

Performance Stock Awards and Stock Options

●

We grant equity awards to executives based on scope of responsibility, consistent with our philosophy that a significant amount of compensation should be in the form of equity. Additionally, from time to time, equity awards are granted to attract new executives and to retain existing executives.

●

The mix of equity incentives for senior executives has been 50% PSAs and 50% stock options. We believe both PSAs and stock options are forms of performance-based incentive compensation because PSAs are earned based on achieving established performance goals and stock options require stock price appreciation to deliver value to an executive. The PSAs have a three-year performance cycle.

●	Starting in 2012, each of the named executives was awarded a target number of PSAs.
●

For the 2012 and 2013 awards, the number of PSAs that became earned and vested at the end of the performance cycle was based on an annual Adjusted Operating Income ROE attained during each year of the performance cycle.

●

For awards beginning in 2014, the number of PSAs that vest depends on the three-year Average Adjusted Operating Income ROE. Adjusted Operating Income ROE is defined on pages 63-64. Adjusted Operating Income for PSAs includes a minimum or maximum amount of after-tax catastrophe losses if actual catastrophe losses are less than or exceed those amounts, respectively, which serves to decrease volatility and stabilize the measure. The committee selected Adjusted Operating Income ROE as the performance measure because it:

	●	Measures performance in a way that is tracked and understood by investors.
	●	Captures both income and balance sheet impacts, including capital management actions.
	●	Provides a useful gauge of overall performance while limiting the effects of factors management cannot influence, such as extreme weather conditions.
	●	Correlates to changes in long-term stockholder value.
●

For the 2012 and 2013 awards, performance is measured in three separate one-year periods, but all of these goals were established at the beginning of the three-year performance cycle. For awards beginning in 2014, performance is measured in a single three-year measurement period. The actual number of PSAs vested for the award’s measurement period varies from 0% to 200% of that period’s target PSAs based on Adjusted Operating Income ROE for the measurement period.

●

The committee requires positive net income in order for our executives to earn PSAs based on Adjusted Operating Income ROE above target. If Allstate has a net loss in a measurement period, the number of PSAs vested would not exceed target, regardless of the Adjusted Operating Income ROE. This hurdle is included to prevent misalignment between Allstate reported net income and the PSAs vested based on the Adjusted Operating Income ROE result. This situation could occur if, for example, catastrophe losses or capital losses that are not included in Adjusted Operating Income ROE caused Allstate to report a net loss for the period.

●

At the end of each measurement period, the committee certifies the level of our Adjusted Operating Income ROE achievement. The committee does not have the discretion to adjust the performance achievement for any measurement period. PSAs will vest following the end of the three-year performance cycle if the performance conditions are met, subject to continued employment (other than in the event of death, disability, retirement, or a qualifying termination following a change in control).

●

Like the previous year, the 2016-2018 PSA award will be measured in a single three-year measurement period. However, the committee added a secondary performance measure. The number of PSAs that will vest at the end of the performance cycle will depend on Average Adjusted Operating Income ROE (70% of the award) and a new performance measure, Earned Book Value (30% of the award). This additional measure was added to create greater alignment with the increase in performance-based assets in the investment portfolio. For both measures, the committee considered historical and expected performance, market expectations and industry trends when approving the ranges of performance.

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For the 2016-2018 award, the Average Adjusted Operating Income ROE and Earned Book Value measures are calculated, respectively, as follows:

Adjusted Operating Income*	±	Catastrophe Losses Adjustment	÷	Adjusted Common Shareholders’ Equity**	=	Average Adjusted Operating Income ROE
Average for three years in the performance cycle		Adjusted to reflect a minimum or maximum amount of catastrophe losses		Average of common shareholders’ equity excluding unrealized gains and losses, after-tax, at December 2015, and at the end of each year in the performance cycle		70% of PSA Performance Measure

Earned Book Value: Compound annual growth rate between reported common shareholders’ equity at December 2015 and adjusted common shareholders’ equity at December 2018***
Common Shareholders’ Equity	+	Capital Transactions	±	Catastrophe Losses Adjustment	➔

Reported common shareholders’ equity at December 2018		Adjusted to add back common share repurchases and common share dividends during the performance period		Adjusted to reflect a minimum or maximum amount of catastrophe losses		30% of PSA Performance Measure

*	Adjusted Operating Income for the 2016-2018 PSA award is defined on pages 63-64.
**	Adjusted Common Shareholders’ Equity for the 2016-2018 PSA award is defined on pages 63-64.
***	Earned Book Value is defined on page 64.

	2016-2018 Performance Stock Award Range of Performance
		Performance Measures
		Threshold	Target	Maximum
	Average Adjusted Operating Income ROE (70%)(1)	6.0%	13.0%	14.0%
	Earned Book Value (Compound Annual Growth) (30%)	6.0%	12.0%	15.0%
	Payout	0%	100%	200%

(1)	Subject to positive Net Income hurdle

Equity Ownership and Retention Requirements

Instituted in 1996, stock ownership guidelines require each of the named executives to own Allstate common stock worth a multiple of base salary to link management and stockholders’ interests. The following charts show the salary multiple guidelines and the equity holdings that count towards the requirement.

The current stock ownership guidelines apply to 90 of our 189 senior executives and other officers as of December 31, 2015 and require these executives to hold 75% of net shares received as a result of equity compensation awards until their salary multiple guidelines are met.

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Stock Ownership as Multiple of Base Salary as of December 31, 2015
Named Executive	Guideline	Actual
Mr. Wilson	6	27
Mr. Shebik	3	7
Mr. Civgin	3	7
Ms. Greffin	3	8
Mr. Winter	3	8

What Counts Toward the Guideline		What Does Not Count Toward the Guideline
•	Allstate shares owned personally and beneficially owned	•	Unexercised stock options
•	Shares held in the Allstate 401(k) Savings Plan	•	Performance stock awards
•	Restricted stock units

Retention Requirements
Beginning with awards granted in 2014, Allstate added a requirement that, regardless of a senior executive’s stock ownership level, senior executives must retain at least 75% of net shares received as a result of equity compensation awards for one year. In the case of PSAs, senior executives must retain 75% of net after-tax PSA shares after the three-year vesting period for one year. In the case of stock options, senior executives must retain 75% of all shares remaining after covering the exercise price of the shares and taxes. This retention requirement applies to senior executives who receive both PSAs and stock options, or approximately 10% of officers in 2015.

Policies on Hedging and Pledging Securities
We have a policy that prohibits all officers, directors, and employees from engaging in transactions in securities issued by Allstate or any of its subsidiaries that might be considered speculative or hedging, such as selling short or buying or selling options. We instituted a policy in 2014 that prohibits senior executives and directors from pledging Allstate securities as collateral for a loan or holding such securities in a margin account, except when an exception is granted by the chairman or lead director.

Timing of Equity Awards and Grant Practices
Typically, the committee approves grants of equity awards during a meeting in the first fiscal quarter. The timing allows the committee to align awards with our annual performance and business goals.

Throughout the year, the committee may grant equity incentive awards to newly hired or promoted executives or to retain or recognize executives. Prior to August 2015, the grant date for these awards was fixed as the first business day of a month following the later of committee action or the date of hire or promotion. In August, the grant date was changed to the third business day of a month following the later of committee action or the date of hire or promotion.

For additional information on the committee’s practices, see the Board Leadership Structure and Practices section of this proxy statement.

Peer Benchmarking

The committee monitors performance toward goals throughout the year and reviews executive compensation program design and executive pay levels annually. As part of that evaluation, Compensation Advisory Partners, the committee’s independent compensation consultant, provided executive compensation data, information on current market practices, and alternatives to consider when determining compensation for our named executives. The committee benchmarks executive compensation program design, executive pay, and performance against a group of peer companies that are publicly traded. Product mix, market segment, annual revenues, premiums, assets, and market value were considered when identifying peer companies. The committee believes Allstate competes against these companies for executive talent and stockholder investment. The committee reviews the composition of the peer group annually with the assistance of its compensation consultant. In 2015, the committee made no changes to the peer group. The following table reflects the peer group used for 2015 compensation benchmarking.

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Peer Companies(1)

Company Name	Revenue ($ in billions)	Market Cap ($ in billions)	Assets ($ in billions)	Premiums ($ in billions)	Property and Casualty Insurance Products	Life Insurance and Financial Products
ACE Ltd.(2)	19.0	37.9	102.4	17.2	✓
AFLAC Inc.	20.9	25.4	118.3	17.6		✓
American International Group, Inc.	58.3	74.0	496.9	39.4	✓	✓
The Chubb Corporation(2)	14.3	30.2	50.8	12.5	✓
The Hartford Financial Services Group, Inc.	18.4	17.5	228.3	14.7	✓	✓
Manulife Financial Corporation	18.6	21.3	367.4	9.0		✓
MetLife, Inc.	70.0	52.9	877.9	48.1	✓	✓
The Progressive Corporation	20.8	18.6	29.8	19.9	✓
Prudential Financial, Inc.	57.1	36.4	757.4	34.5		✓
The Travelers Companies, Inc.	26.8	33.4	100.2	23.9	✓
Allstate	35.7	23.7	104.7	32.5	✓	✓
Allstate Ranking Relative to Peers:
— Property and Casualty Insurance Products	3 of 8	6 of 8	4 of 8	3 of 8
— Life Insurance and Financial Products	4 of 7	5 of 7	7 of 7	4 of 7
— All Peer Companies	4 of 11	8 of 11	7 of 11	4 of 11

(1)	Information as of year-end 2015.
(2)	In January 2016, ACE Ltd. completed its acquisition of The Chubb Corporation and they have now merged into one company.

In its executive pay discussions, the committee also considered compensation information for 19 general industry companies in the S&P 100 with fiscal year 2014 revenues between $25 billion and $50 billion.

The committee uses compensation surveys for certain executives that provide information on companies of similar size and business mix as Allstate, as well as companies with a broader market context.

The committee uses the 50th percentile of our peer group as a guideline in setting the target total direct compensation of our named executives. Within the guideline, the committee balances the various elements of compensation based on individual experience, job scope and responsibilities, performance, and market practices.

Other Elements of Compensation

To remain competitive with other employers and to attract, retain, and motivate highly talented executives and other employees, we offer the benefits listed in the following table.

Benefit or Perquisite	Named Executives	Other Officers and Certain Managers		All Full-time and Regular Part-time Employees
401(k)(1) and defined benefit pension	■	■		■
Supplemental retirement benefit	■	■
Health and welfare benefits(2)	■	■		■
Supplemental long-term disability	■	■
Deferred compensation	■	■
Tax preparation and financial planning services	■	■	(3)
Personal use of aircraft, ground transportation, and mobile devices(4)	■	■
Tickets to Allstate Events(5)	■	■		■

(1)	Allstate contributed $0.80 for every dollar of matchable pre-tax or Roth 401(k) deposits made in 2015 (up to 5% of eligible pay).

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EXECUTIVE COMPENSATION

(2)	Including medical, dental, vision, life, accidental death and dismemberment, long-term disability, and group legal insurance. For named executives and other officers, Allstate offers an executive physical program.
(3)	All officers are eligible for tax preparation services. Financial planning services were provided only to senior executives.
(4)	The Board encourages the CEO to use our corporate aircraft when it improves his efficiency in managing the company, even if it is for personal purposes. Personal usage is counted as taxable compensation. The committee also approved the President’s usage of corporate aircraft for personal use up to 40 hours annually. In limited circumstances approved by the CEO, other senior executives are permitted to use our corporate aircraft for personal purposes. Ground transportation is available to senior executives. Mobile devices are available to senior executives, other officers, and certain managers and employees depending on their job responsibilities.
(5)	Tickets to Allstate sponsored events or the Allstate Arena are offered occasionally as recognition for service.

Retirement Benefits
Each named executive participates in two different defined benefit pension plans. The Allstate Retirement Plan (ARP) is a tax qualified defined benefit pension plan available to all of our regular full-time and regular part-time employees who meet certain age and service requirements. The ARP provides an assured retirement income based on an employee’s level of compensation and length of service at no cost to the employee. As the ARP is a tax qualified plan, federal tax law limits (1) the amount of an individual’s compensation that can be used to calculate plan benefits and (2) the total amount of benefits payable to a plan participant on an annual basis. For certain employees, these limits may result in a lower benefit under the ARP than would have been payable otherwise. Therefore, the Supplemental Retirement Income Plan (SRIP) is used to provide ARP-eligible employees whose compensation or benefit amount exceeds the federal limits with an additional defined benefit in an amount equal to what would have been payable under the ARP if the federal limits did not exist.

Effective January 1, 2014, Allstate modified its defined benefit pension plans so that all eligible employees earn future pension benefits under a new cash balance formula.

Change-in-Control and Post-Termination Benefits
Consistent with our compensation objectives, we offer these benefits to attract, motivate, and retain executives. A change in control of Allstate could have a disruptive impact on both Allstate and our executives. Change-in-control benefits and post-termination benefits are designed to mitigate that impact and to maintain alignment between the interests of our executives and our stockholders.

We substantially reduced change-in-control benefits in 2011:

●	Compared with the previous arrangements, the change-in-control severance plan (CIC Plan) eliminated all excise tax gross ups and the lump sum cash pension enhancement.
●

For the CEO, the amount of cash severance payable is three times the sum of base salary and target annual incentive. For the other named executives, the amount of cash severance payable is two times the sum of base salary and target annual incentive.

●

In order to receive the cash severance benefits under the CIC Plan, a participant must have been terminated (other than for cause, death, or disability) or the participant must have terminated employment for good reason (such as adverse changes in the terms or conditions of employment, including a material reduction in base compensation, a material change in authority, duties, or responsibilities, or a material change in job location) within two years following a change in control.

●

Long-term equity incentive awards granted after 2011 will vest on an accelerated basis due to a change in control only if the participant has been terminated (other than for cause, death, or disability) or the participant terminated employment for good reason (as defined above) within two years following a change in control.

The change-in-control and post-termination arrangements which are described in the Potential Payments as a Result of Termination or Change in Control section on pages 57-61 are not provided exclusively to the named executives. A larger group of management employees is eligible to receive many of the post-termination benefits described in that section.

Clawback of Compensation
Awards made to executive officers after May 19, 2009, under short- and long-term incentive compensation plans, are subject to clawback in the event of certain financial restatements. Annual cash incentive and equity awards granted after May 19, 2009 are also subject to cancellation or recovery in certain circumstances if the recipient violates non-solicitation covenants. Equity awards granted after February 21, 2012, are subject to cancellation in certain circumstances if the recipient violates non-competition covenants.

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Impact of Tax Considerations on Compensation
We may take a tax deduction of no more than $1 million per executive for compensation paid in any year to our CEO and the three other most highly compensated executives, excluding any individual that served as CFO during the year, as of the last day of the fiscal year in which the compensation is paid, unless the compensation meets specific standards. We may deduct more than $1 million in compensation if the compensation is performance-based and paid under a plan that meets certain requirements. The committee considers the impact of this Internal Revenue Code rule in developing, implementing, and administering our compensation programs. However, the committee balances this consideration with our primary goal of structuring compensation programs to attract, motivate, and retain highly talented executives. In light of this balance and the need to maintain flexibility in administering compensation programs, the committee may authorize compensation in any year that exceeds $1 million and does not meet the required standards for deductibility.

Earned Annual Cash Incentive Awards

In 2015, the total corporate pool was based on three measures: Adjusted Operating Income, Total Premiums, and Net Investment Income. The 2015 annual incentive plan targets for Adjusted Operating Income and Net Investment Income were lower than actual 2014 performance to account for economic trends and certain items that are not indicative of our underlying insurance business. In addition, modest adjustments were made to the range between threshold and maximum in alignment with the operating plan and the probability of achieving the results.

The 2015 Total Premiums measure was adjusted by the committee to reflect the same Canadian foreign currency exchange rate that was presented to the committee when establishing the target at the beginning of the performance period.

The 2016 annual incentive plan targets are not included since those targets do not relate to 2015 pay, and as target performance is set at the 2016 operating plan, it is proprietary information.

For a description of how the 2015 measures are determined, see pages 61-63. The ranges of performance and 2015 actual results are shown in the following table.

2015 Annual Cash Incentive Award Ranges of Performance

Measure	Threshold	Target	Maximum	Actual Results
Adjusted Operating Income (in millions)	$1,800	$2,300	$2,800	$2,056
Total Premiums (in millions)	$32,950	$33,300	$33,650	$33,176
Net Investment Income (in millions)	$2,935	$3,135	$3,335	$3,156
Payout Percentages
Named Executives(1)	50%(2)	100%	200%	80.8%

(1)	Payout percentages reflect contribution to incentive compensation pool. Actual awards are fully discretionary and vary depending on individual performance.
(2)	Actual performance below threshold results in a 0% payout.

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Performance Stock Awards

Adjusted Operating Income ROE is the performance measure used for the PSAs noted below. For a description of how this measure is determined for each performance cycle, see pages 61-64. The measurement periods and levels of Adjusted Operating Income ROE needed to earn the threshold, target and maximum number of PSAs for the measurement period, as well as actual results, are set forth in the table below.

Performance Stock Awards Ranges of Performance

	Adjusted Operating Income Return on Equity
	Threshold	Target	Maximum	Actual Results
2013-2015 PSA Performance Cycle
2013 Measurement Period	6.0%	11.0%	12.5%	13.4%
2014 Measurement Period	6.0%	12.0%	13.5%	13.2%
2015 Measurement Period	6.0%	13.0%	14.5%	11.9%
2014-2016 PSA Performance Cycle
(One Measurement Period)	6.0%	13.0%	14.5%	To be determined in 2017
2015-2017 PSA Performance Cycle
(One Measurement Period)	6.0%	13.5%	14.5%	To be determined in 2018
Payout	0%	100%	200%

		Subject to positive Net Income hurdle

The following tables show the target number of PSAs granted to each of our named executives for the 2013-2015, 2014-2016, and 2015-2017 performance cycles, and the number of PSAs earned based on achievement of the performance measure.

2013-2015 Performance Cycle(1)
		2013 Measurement Period		2014 Measurement Period		2015 Measurement Period
Named Executive	Target Number of PSAs for 2013-2015 Performance Cycle	Target Number of PSAs	Number of PSAs Earned(2)	Target Number of PSAs	Number of PSAs Earned(2)	Target Number of PSAs	Number of PSAs Earned(2)
Mr. Wilson	84,411	28,137	56,274	28,137	50,647	28,137	23,717
Mr. Shebik	19,733	6,577	13,154	6,578	11,840	6,578	5,545
Mr. Civgin	23,021	7,673	15,346	7,674	13,813	7,674	6,468
Ms. Greffin	20,061	6,687	13,374	6,687	12,037	6,687	5,636
Mr. Winter	27,817	9,272	18,544	9,272	16,690	9,273	7,816

(1)	The actual number of PSAs to be earned for each measurement period varies from 0% to 200% of the target PSAs based on Adjusted Operating Income ROE for such measurement period.
(2)	For the 2013 measurement period, the named executives earned PSAs equal to the maximum, or 200%, of the target number for that measurement period. For the 2014 measurement period, the named executives earned PSAs equal to 180% of the target number for that measurement period. For the 2015 measurement period, the named executives earned PSAs equal to 84.3% of the target number for that measurement period.

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2014-2016 Performance Cycle/2015-2017 Performance Cycle(1)
	One Measurement Period	One Measurement Period
Named Executive	Target Number of PSAs for 2014-2016 Performance Cycle	Target Number of PSAs for 2015-2017 Performance Cycle	Number of PSAs Vested
Mr. Wilson	73,783	65,054
Mr. Shebik	17,248	15,910	To be
Mr. Civgin	20,123	16,872	determined
Ms. Greffin	18,494	14,213	in 2017/2018
Mr. Winter	25,153	21,921

(1)	The actual number of PSAs that will vest will vary from 0% to 200% of the target PSAs based on Average Adjusted Operating Income ROE for the measurement period.

COMPENSATION DECISIONS FOR 2015

Chief Executive Officer
Mr. Wilson, Chairman and Chief Executive Officer

●	Mr. Wilson’s total compensation and the amount of each compensation element are driven by the design of our compensation program, his experience, his responsibility for Allstate’s overall strategic direction, performance and operations, and the committee’s analysis of peer company CEO compensation. In conjunction with the committee’s independent compensation consultant, the committee conducts an annual review of Mr. Wilson’s total target direct compensation and determines if any changes are warranted.

●	Mr. Wilson’s performance as Chairman and CEO is evaluated under five categories which are determined by the committee: delivering planned operating results, delivering shareholder returns, developing and implementing long-term strategy, maintaining and motivating a high performance team, corporate stewardship and Board effectiveness. Performance is assessed over one and three year time periods.

●	During the 2015 annual review, the committee determined that Mr. Wilson’s base salary should be increased to align with Allstate’s practice of targeting compensation at the median of its compensation peer group. Mr. Wilson’s annual cash incentive target of 300% of salary remained unchanged and Mr. Wilson’s long-term equity incentive target was increased to 750% of salary, effective March 2015.

●	Salary. In 2015, the Board approved an increase from $1,150,000 to $1,200,000 effective March 2015. Mr. Wilson’s last two salary increases were in March 2014 and March 2010.
●	Annual Cash Incentive Award. Mr. Wilson’s target annual incentive payment of 300% of base salary with a maximum funding opportunity for the award pool of 200% of target was unchanged in 2015.
●	Under Mr. Wilson’s leadership, Allstate achieved its full year underlying combined ratio goal while proactively addressing a challenging external environment. This was accomplished by implementing a multifaceted auto profit improvement plan by increasing auto insurance prices, tightening underwriting standards, maintaining good returns in homeowners insurance and reducing expenses. Additionally, Allstate grew total policies in force in 2015 compared to the previous year despite actions taken to increase auto pricing and executing on Encompass profitability initiatives.

●	Allstate proactively managed the investment portfolio and generated risk-adjusted returns of $3.2 billion in net investment income for 2015.
●	Allstate modernized the operating model by advancing the trusted advisor model that enables agencies to more fully deliver on the customer value proposition.
●	Allstate is also focused on building long-term growth platforms. At year-end 2015, Allstate’s Drivewise® program and Esurance’s DriveSense® program had more than 1 million customers combined.

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EXECUTIVE COMPENSATION

●	Stockholders continued to realize strong returns with $3.3 billion of dividends and share repurchases. Return on common shareholders’ equity declined to 10.6% in 2015 from 13.3% in the prior year and operating income return on common shareholders’ equity* declined to 11.6% in 2015 from 12.6% in the prior year.

●	The committee approved an annual cash incentive award of $2,888,136 for Mr. Wilson based on 2015 performance.

●

Equity Incentive Awards. In February 2015, based on its assessment of Mr. Wilson’s performance in delivering strong business results in 2014, the committee granted him equity awards of stock options with a grant date fair value of $4,599,996 and performance stock awards with a grant date fair value of $4,599,968, which was $1,150,000 above Mr. Wilson’s target equity incentive award opportunity of 700% of salary.

●

Other. The change in pension value for Mr. Wilson in 2015 of $532,116 was $3.8 million lower than the change would have been had management not recommended a change in pension benefits beginning in 2014, as discussed on page 55.

Other Named Executives
Mr. Wilson and the Board evaluate the performance and contributions of each member of the senior leadership team, including each other named executive. Based on his review, Mr. Wilson recommended specific adjustments to salary and incentive targets as well as actual incentive awards. The recommendations were considered and approved by the committee.

Mr. Shebik, Executive Vice President and Chief Financial Officer

●	Salary. The committee did not adjust Mr. Shebik’s annual salary of $750,000 during 2015.
●

Incentive Targets. No changes were made to Mr. Shebik’s incentive targets during 2015. Mr. Shebik’s annual incentive target was 125% of salary and his target equity incentive opportunity was 300% of salary.

●

Annual Cash Incentive Award. The committee approved an annual cash incentive award of $850,000 for Mr. Shebik. This award was above pool funding based on his role as interim Chief Risk Officer in addition to his current responsibilities and the successful progress in utilizing economic capital for decision making.

●

Equity Incentive Awards. In February 2015, based on a review of Mr. Shebik’s performance during 2014, the committee granted him equity awards with a grant date fair value of $2,249,995, which is aligned with his target equity incentive award opportunity.

Mr. Civgin, President, Emerging Businesses of Allstate Insurance Company

●	Salary. The committee approved an increase from $700,000 to $762,000 effective January 2015, as a result of an expanded role beginning in 2015.
●

Incentive Targets. No changes were made to Mr. Civgin’s incentive targets during 2015. Mr. Civgin’s annual incentive target was 125% of salary and his target equity incentive opportunity was 300% of salary.

●	Annual Cash Incentive Award. The committee approved an annual cash incentive award of $768,629 for Mr. Civgin, which was at pool funding.
●

Equity Incentive Awards. In February 2015, based on a review of Mr. Civgin’s performance in 2014, the committee granted him equity awards with a grant date fair value of $2,386,012, which is $100,000 above his target equity incentive award opportunity.

Ms. Greffin, Executive Vice President and Chief Investment Officer of Allstate Insurance Company

●	Salary. The committee approved an increase from $670,000 to $700,000 effective March 2015, based on Ms. Greffin’s performance in 2014.
●

Incentive Targets. No changes were made to Ms. Greffin’s incentive targets during 2015. Ms. Greffin’s annual incentive target was 110% of salary and her target equity incentive opportunity was 300% of salary.

●	Annual Cash Incentive Award. The committee approved an annual cash incentive award of $500,000 for Ms. Greffin, which was below pool funding.
*	Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. That measure is defined and reconciled to the most directly comparable GAAP measure in Appendix C.

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●

Equity Incentive Awards. In February 2015, based on a review of Ms. Greffin’s performance in 2014, the committee granted her equity awards with a grant date fair value of $2,010,008, which is aligned with her target equity incentive award opportunity.

Mr. Winter, President

●	Salary. The committee approved an increase from $770,000 to $800,000 effective January 2015, based on Mr. Winter’s promotion to President, The Allstate Corporation.
●

Incentive Targets. Mr. Winter’s annual incentive target was increased to 225% of salary from 150% of salary in January 2015 and his target equity incentive opportunity was increased to 375% of salary from 350% of salary reflecting increased responsibilities as President.

●

Annual Cash Incentive Award. The committee approved an annual cash incentive award of $1,600,000 for Mr. Winter. This award was above pool funding based on assessment of his performance related to rapid implementation of the auto profit improvement plan and his successful transition to the President role.

●

Equity Incentive Awards. In February 2015, based on a review of Mr. Winter’s performance during 2014, the committee granted him equity awards with a grant date fair value of $3,100,038, which is $100,000 above his target equity incentive opportunity.

COMPENSATION COMMITTEE REPORT

The compensation and succession committee has reviewed and discussed with management the Compensation Discussion and Analysis contained on pages 29-45 of this proxy statement. Based on such review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND SUCCESSION COMMITTEE

John W. Rowe (Chair)

Michael L. Eskew	Herbert L. Henkel	Andrea Redmond

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation of the named executives for the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas J. Wilson
Chairman and Chief	2015	1,191,346	—	4,599,968	4,599,996	2,888,136	532,116	62,131	13,873,693
Executive Officer	2014	1,141,346	—	3,849,997	3,850,001	4,073,075	2,632,215	94,751	15,641,385
	2013	1,100,000	—	3,849,986	4,350,006	6,600,000	2,720,160	53,571	18,673,723
Steven E. Shebik
Executive Vice	2015	750,000	—	1,124,996	1,124,999	850,000	185,312	28,180	4,063,487
President and Chief	2014	652,500	—	900,001	899,998	883,619	827,696	26,960	4,190,774
Financial Officer	2013	600,000	—	900,022	900,000	2,100,000	1,070,582	34,165	5,604,769
Don Civgin
President, Emerging	2015	760,808	—	1,193,019	1,192,993	768,629	46,822	37,195	3,999,466
Businesses	2014	700,000	—	1,050,018	1,049,996	1,000,000	135,885	26,560	3,962,459
	2013	700,000	—	1,049,988	1,049,996	2,000,000	69,422	27,902	4,897,308
Judith P. Greffin(1)
Executive Vice	2015	694,808	—	1,005,001	1,005,006	500,000	71,232	28,886	3,304,933
President and Chief	2014	664,807	—	965,017	965,000	1,000,000	1,165,174	27,187	4,787,185
Investment Officer	2013	634,807	—	914,982	914,999	1,400,000	271,815	33,580	4,170,183
Matthew E. Winter
President	2015	799,423	—	1,550,034	1,550,004	1,600,000	80,745	79,399	5,659,605
	2014	766,539	—	1,312,484	1,312,504	1,500,000	139,076	39,016	5,069,619
	2013	745,673	—	1,268,733	1,268,748	3,000,000	102,174	35,150	6,420,478

(1)	Effective March 31, 2016, Ms. Greffin retired from Allstate Insurance Company.
(2)	The aggregate grant date fair value of PSAs granted in 2015, 2014, and 2013 are computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 (ASC 718). The fair value of PSAs is based on the final closing price of Allstate’s common stock on the grant date, which in part reflects the payment of expected future dividends. (See note 18 to our audited financial statements for 2015.) This amount reflects an accounting expense and does not correspond to actual value that will be realized by the named executives. The value of PSAs is based on the probable satisfaction of the performance conditions. The number of PSAs granted in 2015 to each named executive is provided in the Grants of Plan-Based Awards table on page 49. The value of the PSAs granted in 2015 at grant date share price if maximum corporate performance were to be achieved is as follows: Mr. Wilson $9,199,937, Mr. Shebik $2,249,992, Mr. Civgin $2,386,038, Ms. Greffin $2,010,002, and Mr. Winter $3,100,068.

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(3)	The aggregate grant date fair value of option awards is computed in accordance with FASB ASC 718. The fair value of each option award is estimated on the grant date using a binomial lattice model and the assumptions (see note 18 to our audited financial statements for 2015) as set forth in the following table:

	2015	2014	2013
Weighted average expected term	6.5 years	6.5 years	8.2 years
Expected volatility	16.0-37.8%	16.8-42.2%	19.1-48.1%
Weighted average volatility	24.7%	28.3%	31.0%
Expected dividends	1.6-2.1%	1.7-2.2%	1.9-2.2%
Weighted average expected dividends	1.7%	2.1%	2.2%
Risk-free rate	0.0-2.4%	0.0-3.0%	0.0-2.9%

This amount reflects an accounting expense and does not correspond to actual value that will be realized by the named executives. The number of options granted in 2015 to each named executive is provided in the Grants of Plan-Based Awards table on page 49.

(4)	Amounts reflect the aggregate increase in actuarial value of the pension benefits as set forth in the Pension Benefits table, accrued during 2015, 2014, and 2013. These are benefits under the Allstate Retirement Plan (ARP) and the Supplemental Retirement Income Plan (SRIP). Non-qualified deferred compensation earnings are not reflected since our Deferred Compensation Plan does not provide above-market earnings. The pension plan measurement date is December 31. (See note 17 to our audited financial statements for 2015.)

The following table reflects the respective change in the actuarial value of the benefits provided to the named executives in 2015:

Name	ARP ($)	SRIP ($)
Mr. Wilson	10,178	521,938
Mr. Shebik	20,145	165,167
Mr. Civgin	7,450	39,372
Ms. Greffin	-11,118	82,350
Mr. Winter	9,620	71,125

Interest rates and other assumptions can have a significant impact on the change in pension value from one year to another.

Effective January 1, 2014, Allstate modified its pension plans so that all eligible employees earn future pension benefits under a new cash balance formula. The change in actuarial value of benefits provided for each named executive in 2015 would have been as indicated in the following table under the prior formula:

Name	ARP ($)	SRIP ($)
Mr. Wilson	61,170	4,231,999
Mr. Shebik	79,316	1,417,248
Mr. Civgin	5,076	26,760
Ms. Greffin	33,113	539,829
Mr. Winter	7,035	51,638

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(5)	The following table describes the incremental cost of other benefits provided in 2015 that are included in the “All Other Compensation” column.

All Other Compensation for 2015 — Supplemental Table

Name	Personal Use of Aircraft(1) ($)	401(k) Match(2) ($)	Other(3) ($)	Total All Other Compensation ($)
Mr. Wilson	24,531	10,600	27,000	62,131
Mr. Shebik	—	10,600	17,580	28,180
Mr. Civgin	—	10,600	26,595	37,195
Ms. Greffin	—	10,600	18,286	28,886
Mr. Winter	40,964	10,600	27,835	79,399

(1)	The amount reported for personal use of aircraft is based on the incremental cost method, which is calculated based on Allstate’s average variable costs per flight hour. Variable costs include fuel, maintenance, on-board catering, landing/ramp fees, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost. This method of calculating the incremental cost excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, costs incurred in purchasing the aircraft, and non-trip related hangar expenses.
(2)	Each of the named executives participated in our 401(k) plan during 2015. The amount shown is the amount allocated to their accounts as employer matching contributions.
(3)	“Other” consists of personal benefits and perquisites related to mobile devices, tax preparation services, financial planning, ground transportation, executive physical related items and supplemental long-term disability coverage. There was no incremental cost for the use of mobile devices. We provide supplemental long-term disability coverage to all regular full- and part-time employees who participate in the long-term disability plan and whose annual earnings exceed the level which produces the maximum monthly benefit provided by the long-term disability plan. This coverage is self-insured (funded and paid for by Allstate when obligations are incurred). No obligations for the named executives were incurred in 2015, and therefore, no incremental cost is reflected in the table.

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Grants of Plan-Based Awards at Fiscal Year-end 2015

The following table provides information about non-equity incentive plan awards and equity awards granted to our named executives during fiscal year 2015.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Shr)(4)	Grant Date Fair Value ($)(5)
Name	Grant Date	Plan Awards(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)			Stock Awards	Option Awards
Mr. Wilson	—	Annual cash incentive	1,787,877	3,575,753	10,000,000
	02/18/2015	PSAs				0	65,054	130,108			4,599,968
	02/18/2015	Stock options							294,494	70.71		4,599,996
Mr. Shebik	—	Annual cash incentive	468,750	937,500	4,936,500
	02/18/2015	PSAs				0	15,910	31,820			1,124,996
	02/18/2015	Stock options							72,023	70.71		1,124,999
Mr. Civgin	—	Annual cash incentive	475,826	951,651	4,936,500
	02/18/2015	PSAs				0	16,872	33,744			1,193,019
	02/18/2015	Stock options							76,376	70.71		1,192,993
Ms. Greffin	—	Annual cash incentive	382,333	764,666	4,936,500
	02/18/2015	PSAs				0	14,213	28,426			1,005,001
	02/18/2015	Stock options							64,341	70.71		1,005,006
Mr. Winter	—	Annual cash incentive	896,344	1,792,688	6,582,000
	02/18/2015	PSAs				0	21,921	43,842			1,550,034
	02/18/2015	Stock options							99,232	70.71		1,550,004

(1)	Awards under the Annual Executive Incentive Plan and the 2013 Equity Incentive Plan.
(2)	The amounts in these columns consist of the threshold, target, and maximum annual cash incentive awards for the named executives. The threshold amount for each named executive is 50% of target, as the minimum amount payable (subject to individual performance) if threshold performance is achieved. If the threshold is not achieved, the payment to the named executives would be zero. The target amount is based upon achievement of the performance measures listed under the Earned Annual Cash Incentive Awards caption on page 41. The maximum amount is based on the maximum amount that could be paid to a named executive to qualify the annual cash incentive award as deductible under section 162(m). The maximum amount payable to any named executive who served as CFO during the year is an amount equal to 15% of the 162(m) award pool described on page 62. The maximum amount payable to the CEO and the three most highly compensated executives, excluding any named executive who served as CFO during the year, is the lesser of a stockholder-approved maximum of $10 million under the Annual Executive Incentive Plan or a percentage, which varies by executive, of the award pool. The award pool is equal to 1.0% of Adjusted Operating Income with award opportunities capped at 35% of the pool for Mr. Wilson, 20% for Mr. Winter, and 15% of the pool for each other named executive. Adjusted Operating Income is defined on page 62. For a description of the ranges of performance established by the committee for the 2015 annual incentive, which are lower than the section 162(m) limits, see page 41.
(3)	The amounts shown in these columns reflect the threshold, target, and maximum PSAs for the named executives. The threshold amount for each named executive is 0% payout. The target and maximum amounts are based upon achievement of the performance measures listed under the Performance Stock Awards caption on page 42.
(4)	The exercise price of each option is equal to the closing sale price on the New York Stock Exchange on the grant date or, if there was no such sale on the grant date, then on the last previous day on which there was a sale.
(5)	The aggregate grant date fair value of the PSAs was $70.71 and stock option award was $15.62, computed in accordance with FASB ASC 718 based on the probable satisfaction of the performance conditions. The assumptions used in the valuation are discussed in footnotes 2 and 3 to the Summary Compensation Table on pages 46-47.

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Performance Stock Awards
PSAs represent our promise to transfer shares of common stock in the future if certain performance measures are met. For the awards granted in 2015, performance is measured in a single three-year measurement period, and the actual number of PSAs that vest will vary from 0% to 200% of that period’s target PSAs based on Average Adjusted Operating Income ROE for the measurement period. For a definition of how that measure is calculated, see pages 61-63. Each PSA represents Allstate’s promise to transfer one fully vested share in the future for each PSA that vests. Vested PSAs will be converted into shares of Allstate common stock and dividend equivalents accrued on these shares will be paid in cash. No dividend equivalents will be paid prior to vesting. PSAs will vest following the end of the three-year performance cycle if the performance conditions are met, subject to continued employment (other than in the event of death, disability, retirement, or a qualifying termination following a change in control).

Stock Options
Stock options represent an opportunity to buy shares of our stock at a fixed exercise price at a future date. We use them to align the interests of our executives with long-term stockholder value, as the stock price must appreciate from the grant date for the executives to profit.

Under our stockholder-approved equity incentive plan, the exercise price cannot be less than the closing price of a share on the grant date. Stock option repricing is not permitted. In other words, without an event such as a stock split, if the committee cancels an award and substitutes a new award, the exercise price of the new award cannot be less than the exercise price of the cancelled award.

All stock option awards have been made in the form of non-qualified stock options. The options granted to the named executives in 2014 and 2015 become exercisable over three years. One-third of the stock options will become exercisable on the anniversary of the grant date for each of the three years. The change to the vesting schedule beginning in 2014 was made to reflect current market practice. For the vesting schedule for other option grants, see footnote 1 to the Outstanding Equity Awards at Fiscal Year-end 2015 table. All of the options expire ten years from the grant date, unless an earlier date has been approved by the committee in connection with certain change-in-control situations or other special circumstances such as termination, death, or disability.

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Outstanding Equity Awards at Fiscal Year-end 2015

The following table summarizes the outstanding equity awards of the named executives as of December 31, 2015.

	Option Awards(1)					Stock Awards(2)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(5)
Mr. Wilson	02/20/2007	262,335	0	62.24	02/20/2017
	02/26/2008	338,316	0	48.82	02/26/2018
	02/22/2010	417,576	0	31.41	02/22/2020
	02/22/2011	447,808	0	31.74	02/22/2021
	02/21/2012	333,045	111,015	31.56	02/21/2022
	02/12/2013	181,704	181,705	45.61	02/12/2023	02/12/2013	130,638	8,111,313
	02/18/2014	103,079	206,158	52.18	02/18/2024	02/18/2014			73,783	4,581,186
	02/18/2015	0	294,494	70.71	02/18/2025	02/18/2015			65,054	4,039,203
Mr. Shebik	02/20/2007	15,571	0	62.24	02/20/2017
	02/26/2008	25,763	0	48.82	02/26/2018
	02/27/2009	20,000	0	16.83	02/27/2019
	02/22/2010	33,616	0	31.41	02/22/2020
	02/22/2011	35,197	0	31.74	02/22/2021
	02/21/2012	19,834	6,612	31.56	02/21/2022	02/21/2012	1,817	112,818
	03/06/2012	26,260	8,754	31.00	03/06/2022
	02/12/2013	37,594	37,594	45.61	02/12/2023	02/12/2013	30,539	1,896,167
	02/18/2014	24,096	48,193	52.18	02/18/2024	02/18/2014			17,248	1,070,928
	02/18/2015	0	72,023	70.71	02/18/2025	02/18/2015			15,910	987,852
Mr. Civgin	09/08/2008	65,000	0	46.48	09/08/2018
	02/22/2011	28,836	0	31.74	02/22/2021
	02/21/2012	27,393	27,394	31.56	02/21/2022
	02/12/2013	43,859	43,860	45.61	02/12/2023	02/12/2013	35,627	2,212,080
	02/18/2014	28,112	56,225	52.18	02/18/2024	02/18/2014			20,123	1,249,437
	02/18/2015	0	76,376	70.71	02/18/2025	02/18/2015			16,872	1,047,582

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	Option Awards(1)					Stock Awards(2)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(5)
Ms. Greffin	02/20/2007	21,291	0	62.24	02/20/2017
	07/17/2007	3,660	0	60.42	07/17/2017
	02/26/2008	30,000	0	48.82	02/26/2018
	08/11/2008	14,250	0	46.56	08/11/2018
	02/27/2009	36,911	0	16.83	02/27/2019
	02/22/2010	91,088	0	31.41	02/22/2020
	02/22/2011	103,810	0	31.74	02/22/2021
	02/21/2012	77,854	25,952	31.56	02/21/2022
	02/12/2013	38,220	38,221	45.61	02/12/2023	02/12/2013	31,047	1,927,708
	02/18/2014	25,836	51,674	52.18	02/18/2024	02/18/2014			18,494	1,148,292
	02/18/2015	0	64,341	70.71	02/18/2025	02/18/2015			14,213	882,485
Mr. Winter	11/02/2009	8,385	0	29.64	11/02/2019
	02/22/2011	149,269	0	31.74	02/22/2021
	02/21/2012	108,131	36,044	31.56	02/21/2022
	02/12/2013	52,997	52,997	45.61	02/12/2023	02/12/2013	43,050	2,672,975
	02/18/2014	35,140	70,282	52.18	02/18/2024	02/18/2014			25,153	1,561,750
	02/18/2015	0	99,232	70.71	02/18/2025	02/18/2015			21,921	1,361,075

(1)	The options granted in 2014 and 2015 vest over three years: one-third will become exercisable on the anniversary of the grant date for each of the three years. The options granted in 2012 and 2013 vest over four years: 50% on the second anniversary date and 25% on each of the third and fourth anniversary dates. The other options vest in four installments of 25% on each of the first four anniversaries of the grant date. The exercise price of each option is equal to the closing price of Allstate’s common stock on the grant date. For options granted prior to 2007, fair market value is equal to the average of the high and low sale prices on the grant date. For options granted in 2007 and thereafter, fair market value is equal to the closing sale price on the grant date. In each case, if there was no sale on the grant date, the closing price is calculated as of the last previous day on which there was a sale.
(2)	The awards granted in 2012 and after are PSAs, except for Mr. Shebik’s February 21, 2012, restricted stock unit award.

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(3)	The aggregate value and aggregate number of exercisable and unexercisable in-the-money options as of December 31, 2015, for each of the named executives are as follows:
	Exercisable		Unexercisable
Name	Aggregate Number (#)	Aggregate Value ($)	Aggregate Number (#)	Aggregate Value ($)
Mr. Wilson	1,821,528	45,075,516	498,878	8,426,812
Mr. Shebik	222,360	5,626,939	101,153	1,571,168
Mr. Civgin	193,200	3,727,517	127,479	2,116,341
Ms. Greffin	421,629	11,504,103	115,847	1,934,286
Mr. Winter	353,922	9,325,275	159,323	2,670,309

(4)	The restricted stock unit awards granted in 2012 vest over four years: 50% on the day before the second anniversary of the grant date and 25% on each of the days before the third and fourth anniversary dates. The PSAs vest in one installment on the day before the third anniversary of the grant date. The PSAs granted in 2013 vested on February 11, 2016.
(5)	Amount is based on the closing price of our common stock of $62.09 on December 31, 2015.
(6)	The PSAs vest in one installment on the day before the third anniversary of the grant date. The number of shares that ultimately vest may range from 0 to 200% of the target depending on actual performance during the three-year performance period. For a description of the PSA program and the performance measures used, see pages 36-37 and 42-43. The number of PSAs reflected in this column for the 2014 and 2015 awards are the number of shares that would vest if the target level of performance is achieved. Final payouts under the PSAs will not be known until the respective performance period is completed.

Option Exercises and Stock Vested During 2015

The following table summarizes the options exercised by the named executives during 2015 and the restricted stock unit awards that vested during 2015.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Wilson	290,000	2,618,500	262,443	18,292,653
Mr. Shebik	43,179	1,222,988	21,849	1,525,329
Mr. Civgin	253,238	10,072,146	64,956	4,527,901
Ms. Greffin	96,159	1,967,706	61,314	4,273,607
Mr. Winter	0	0	85,367	5,950,501

(1)	Of the options exercised in 2015 by Mr. Wilson, Mr. Shebik and Ms. Greffin, 290,000, 24,464, and 24,642 options, respectively, were due to expire in 2015 or the first quarter of 2016.

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Retirement Benefits

The following table provides information about the pension plans in which the named executives participate. Each of the named executives participates in the Allstate Retirement Plan (ARP) and the Supplemental Retirement Income Plan (SRIP).

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1)(2) ($)	Payments During Last Fiscal Year ($)
Mr. Wilson	ARP	22.8	933,996	0
	SRIP	22.8	12,987,014	0
Mr. Shebik	ARP	27.2	1,151,428	0
	SRIP	27.2	3,311,569	0
Mr. Civgin	ARP	7.3	48,978	0
	SRIP	7.3	308,279	0
Ms. Greffin	ARP	25.3	948,844	0
	SRIP	25.3	4,563,692	0
Mr. Winter	ARP	6.2	40,041	0
	SRIP	6.2	386,312	0

(1)	These amounts are estimates and do not necessarily reflect the actual amounts that will be paid to the named executives, which will be known only at the time they become eligible for payment. The present value of the accumulated benefit was determined using the same measurement date (December 31, 2015) and material assumptions that we use for year-end financial reporting purposes, except that we made no assumptions for early termination, disability, or pre-retirement mortality. Other assumptions include the following:
●	Retirement at the normal retirement age as defined in the plans (age 65).
●	Discount rate of 4.83%.
Other assumptions for the final average pay formula include the following:
●	80% paid as a lump sum and 20% paid as an annuity; for the cash balance formula, 100% paid as a lump sum.
●	Lump-sum/annuity conversion segmented interest rates of 3.00% for the first five years, 5.25% for the next 15 years, and 6.00% for all years after 20.
●

Lump sum calculations were done using the RP-2014 mortality table projected with the MP-2015 projection table, with a blend of 50% males and 50% females. The RP-2014 mortality table and MP-2015 projection table were created by the Society of Actuaries. Allstate adopted these tables for accounting on December 31, 2015 to measure retirement program obligations in the United States; however, benefits are not determined using these factors in 2015 or 2016.

●	Annuity calculations were done using the RP-2014 white collar mortality table for annuitants projected with the MP-2015 projection table.
See note 17 to our audited financial statements for 2015 for additional information.
(2)	The following table shows the lump sum present value of the non-qualified pension benefits for each named executive earned through December 31, 2015, if the named executives’ employment terminated on that date.

Name	Plan Name	Lump Sum Amount ($)
Mr. Wilson	SRIP	14,170,872
Mr. Shebik	SRIP	3,623,189
Mr. Civgin	SRIP	326,554
Ms. Greffin	SRIP	4,768,002
Mr. Winter	SRIP	399,521

The amount shown is based on the lump sum methodology used by the Allstate pension plans in 2016. Specifically, the interest rate for 2016 is based on 100% of the average corporate bond segmented yield curve from August of the prior year. As required under the Internal Revenue Code, the mortality table used for 2016 is the 2016 combined static Pension Protection Act funding mortality table with a blend of 50% males and 50% females.

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Allstate Retirement Plan (ARP)
Contributions to the ARP are made entirely by Allstate and are paid into a trust fund from which benefits are paid. Before January 1, 2014, ARP participants earned benefits under one of two formulas (final average pay or cash balance) based on their date of hire or their choice at the time Allstate introduced the cash balance formula. In order to better align our pension benefits with market practices, provide future pension benefits more equitably to Allstate employees, and reduce costs, final average pay benefits were frozen as of December 31, 2013. As of January 1, 2014, all eligible participants earn benefits under a cash balance formula only.

Final Average Pay Formula — Frozen as of 12/31/13
Benefits under the final average pay formula were earned and are stated in the form of a straight life annuity payable at the normal retirement age of 65. Ms. Greffin and Messrs. Shebik and Wilson have earned final average pay benefits equal to the sum of a Base Benefit and an Additional Benefit. The Base Benefit equals 1.55% of the participant’s average annual compensation, multiplied by credited service after 1988 through 2013. The Additional Benefit equals 0.65% of the amount of the participant’s average annual compensation that exceeds the participant’s covered compensation, multiplied by credited service after 1988 through 2013. Covered compensation is the average of the maximum annual salary taxable for Social Security over the 35-year period ending the year the participant would reach Social Security retirement age. Ms. Greffin and Messrs. Shebik and Wilson are eligible for a reduced early retirement benefit which would reduce their Base Benefit by 4.8% for each year of early payment before age 65 and their Additional Benefit by 8% for each year of early payment from age 62 to age 65 and 4% for each year of early payment from age 55 to age 62, prorated on a monthly basis based on age at the date payments begin.

Cash Balance Formula — For all Participants Beginning 1/1/14
All named executives earned benefits under the cash balance formula in 2015. Under this formula, participants receive pay credits while employed at Allstate, based on a percentage of eligible annual compensation and years of service, plus interest credits. Pay credits are allocated to a hypothetical account in an amount equal to 3% to 5% of eligible annual compensation, depending on years of vesting service. Interest credits are allocated to the hypothetical account based on the interest crediting rate in effect for that plan year as published by the

Internal Revenue Service. The interest crediting rate is set annually and is currently based on the average yield for 30-year U.S. Treasury securities for August of the prior year. Prior to 2014, Messrs. Civgin and Winter earned cash balance credits equal to 2.5% of eligible annual compensation after they completed one year of vesting service based on the prior cash balance formula.

Supplemental Retirement Income Plan (SRIP)
SRIP benefits are generally determined using a two-step process: (1) determine the amount that would be payable under the ARP formula(s) specified above if Internal Revenue Code limits did not apply, then (2) reduce the amount described in (1) by the amount actually payable under the applicable ARP formula(s). The normal retirement date under the SRIP is age 65. If eligible for early retirement under the ARP, the employee also is eligible for early retirement under the SRIP. SRIP benefits are not funded and are paid out of Allstate’s general assets.

Credited Service
No additional service credit beyond service with Allstate or its predecessors is granted under the ARP or the SRIP to any of the named executives. Messrs. Shebik and Wilson have combined service with Allstate and its former parent company, Sears, Roebuck and Co., of 27.2 and 22.8 years, respectively. As a result, a portion of their retirement benefits will be paid from the Sears pension plan. Consistent with the pension benefits of other employees with Sears service who moved to Allstate during the spin-off from Sears in 1995, Messrs. Shebik’s and Wilson’s final average pay pension benefits under the ARP and the SRIP are calculated as if each had worked his combined Sears-Allstate career with Allstate through December 31, 2013, and then are reduced by amounts earned under the Sears pension plan.

Eligible Compensation
Under both the ARP and SRIP, eligible compensation consists of salary, annual cash incentive awards, and certain other forms of compensation, but does not include long-term cash incentive awards or income related to equity awards. Compensation used to determine benefits under the ARP is limited in accordance with the Internal Revenue Code. For final average pay benefits, average annual compensation is the average compensation of the five highest consecutive calendar years within the last ten consecutive calendar years through 2013.

Payment Options
Payment options under the ARP include a lump sum, straight life annuity, and various survivor annuity options. The lump sum under the final average pay benefit is calculated in accordance with the applicable interest rate and mortality assumptions

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as required under the Internal Revenue Code. The lump sum payment under the cash balance benefit is generally equal to a participant’s account balance. Payments from the SRIP are paid in the form of a lump sum using the same interest rate and mortality assumptions used under the ARP.

Timing of Payments
Eligible employees are vested in the normal ARP and SRIP retirement benefits on the earlier of the completion of three years of service or upon reaching age 65.

Final average pay benefits are payable at age 65. A participant with final average pay benefits may be entitled to a reduced early retirement benefit on or after age 55 if he or she terminates employment after completing 20 or more years of vesting service.

A participant earning cash balance benefits who terminates employment with at least three years of vesting service is entitled to a lump sum benefit equal to his or her cash balance account balance.

The following SRIP payment dates assume a retirement or termination date of December 31, 2015:

●

Ms. Greffin’s and Messrs. Shebik’s and Wilson’s SRIP benefits earned prior to 2005 would become payable as early as January 1, 2016. Benefits earned after 2004 would be paid on July 1, 2016, or following death.

●	Mr. Civgin’s SRIP benefit would be paid on January 1, 2017, or following death.
●	Mr. Winter’s SRIP benefit would be paid on July 1, 2016, or following death.

Non-Qualified Deferred Compensation at Fiscal Year-end 2015

The following table summarizes the non-qualified deferred compensation contributions, earnings, and account balances of our named executives in 2015. All amounts relate to The Allstate Corporation Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(2)
Mr. Wilson	0	0	-16,436	0	759,904
Mr. Shebik	0	0	-4,450	0	135,332
Mr. Civgin	0	0	0	0	0
Ms. Greffin	0	0	-14,214	0	2,176,560
Mr. Winter	0	0	0	0	0

(1)	Aggregate earnings were not included in the named executive’s compensation in the last completed fiscal year in the Summary Compensation Table.
(2)	There are no amounts reported in the Aggregate Balance at Last FYE column that previously were reported as compensation in the Summary Compensation Table.

In order to remain competitive with other employers, we allow the named executives and other employees whose annual compensation exceeds the amount specified in the Internal Revenue Code ($265,000 in 2015), to defer under the Deferred Compensation Plan up to 80% of their salary and/or up to 100% of their annual cash incentive award that exceeds the Internal Revenue Code limit. Allstate does not match participant deferrals and does not guarantee a stated rate of return.

Deferrals under the Deferred Compensation Plan are credited with earnings or debited for losses based on the results of the notional investment option or options selected by the participants. The notional investment options available in 2015 under the Deferred Compensation Plan are: stable value, S&P 500, international equity, Russell 2000, mid-cap, and bond funds. Under the Deferred Compensation Plan, deferrals are not actually invested in these funds, but instead are credited with earnings or debited for losses based on the funds’ investment returns. Because the rate of return is based on actual investment measures in our 401(k) plan, no above-market earnings are credited, recorded, or paid. Our Deferred Compensation Plan and 401(k) plan allow participants to change their investment elections daily.

The Deferred Compensation Plan is unfunded. This means that Allstate does not set aside funds for the plan in a trust or otherwise. Participants have only the rights of general unsecured creditors and may lose their balances in the event of the company’s bankruptcy. Account balances are 100% vested at all times.

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An irrevocable distribution election is required before making any deferrals into the plan. Generally, a named executive may elect to begin receiving a distribution of his or her account balance immediately upon separation from service or in one of the first through fifth years after separation from service. The earliest distribution date for deferrals on or after January 1, 2005, and earnings and losses on these amounts, is six months following separation from service. The named executive may elect to receive payment in a lump sum or in annual cash installment payments over a period of two to ten years. In addition, a named executive may elect an in-service withdrawal of his or her entire balance earned and vested prior to January 1, 2005, and earnings and losses on these amounts, subject to forfeiture of 10% of such balance. Upon proof of an unforeseen emergency, a plan participant may be allowed to access certain funds in a deferred compensation account earlier than the dates specified above.

Potential Payments as a Result of Termination or Change in Control (CIC)

The following table lists the compensation and benefits that Allstate would generally provide to the named executives in various scenarios involving a termination of employment, other than compensation and benefits generally available to salaried employees. The table describes equity granting practices for the 2015 equity incentive awards. Relevant prior practices are described in the footnotes.

Termination Scenarios
Compensation Elements	Termination(1)	Retirement	Termination due to Change-in-Control(2)	Death	Disability
Base Salary	Ceases immediately	Ceases immediately	Ceases immediately	Ceases immediately	Ceases immediately
Severance Pay	None	None	Lump sum equal to two times salary and annual incentive at target, except for CEO who receives three times salary and annual incentive at target(3)	None	None
Annual Incentive(4)	Forfeited	Prorated for the year and subject to discretionary adjustments(5)	Prorated at target (reduced by any amounts actually paid)	Prorated for the year and subject to discretionary adjustments	Prorated for the year and subject to discretionary adjustments
Stock Options(4)(6)	Unvested are forfeited, vested expire at the earlier of three months or normal expiration	Awards granted more than 12 months before, and pro rata portion of award granted within 12 months of retirement, continue to vest. All expire at earlier of five years or normal expiration(7)	Awards vest upon qualifying termination after a CIC	Awards vest immediately and expire at earlier of two years or normal expiration	Awards vest immediately and expire at earlier of two years or normal expiration
Restricted Stock Units(4)(6)	Forfeited	Awards granted more than 12 months before, and pro rata portion of award granted within 12 months of retirement, continue to vest(7)	Awards vest upon qualifying termination after a CIC	Awards vest and are payable immediately	Awards vest and are payable immediately

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EXECUTIVE COMPENSATION

Termination Scenarios
Compensation Elements	Termination(1)	Retirement	Termination due to Change-in-Control(2)	Death	Disability
Performance Stock Awards(4)(6)	Forfeited	Awards granted more than 12 months before, and pro rata portion of awards granted within 12 months of retirement, continue to vest and are paid out based on actual performance(7)	Awards vest based on performance upon a qualifying termination after a CIC(8)	Awards vest and are payable immediately(9)	Awards vest and are payable immediately(9)
Non-Qualified Pension Benefits(10)	Distributions commence per plan	Distributions commence per plan	Immediately payable upon a CIC	Distributions commence per plan	Participant may request payment if age 50 or older
Deferred Compensation(11)	Distributions commence per participant election	Distributions commence per participant election	Immediately payable upon a CIC	Payable within 90 days	Distributions commence per participant election
Health, Welfare and Other Benefits	None	None	Outplacement services provided; lump sum payment equal to additional cost of welfare benefits continuation coverage for 18 months(12)	None	Supplemental Long Term Disability benefits if enrolled in basic long term disability plan
(1)	Includes both voluntary and involuntary termination. Examples of involuntary termination independent of a change in control include performance-related terminations; terminations for employee dishonesty and violation of Allstate rules, regulations, or policies; and terminations resulting from lack of work, rearrangement of work, or reduction in force.
(2)	In general, a change in control is one or more of the following events: (1) any person acquires 30% or more of the combined voting power of Allstate common stock within a 12-month period; (2) any person acquires more than 50% of the combined voting power of Allstate common stock; (3) certain changes are made to the composition of the Board; or (4) the consummation of a merger, reorganization, or similar transaction. These triggers were selected because any of these could cause a substantial change in management in a widely held company the size of Allstate. Effective upon a change in control, the named executives become subject to covenants prohibiting solicitation of employees, customers, and suppliers until one year after termination of employment. If a named executive incurs legal fees or other expenses in an effort to enforce the change-in-control plan, Allstate will reimburse the named executive for these expenses unless it is established by a court that the named executive had no reasonable basis for the claim or acted in bad faith.
(3)	Under the change-in-control plan, severance benefits would be payable if a named executive’s employment is terminated either by Allstate without cause or by the executive for good reason as defined in the plan during the two years following the change in control. Cause means the named executive has been convicted of a felony or other crime involving fraud or dishonesty, has willfully or intentionally breached the restrictive covenants in the change-in-control plan, has habitually neglected his or her duties, or has engaged in willful or reckless material misconduct in the performance of his or her duties. Good reason includes a material diminution in a named executive’s base compensation, authority, duties, or responsibilities, or a material change in the geographic location where the named executive performs services.
(4)	Named executives who receive an equity award or an annual cash incentive award after May 19, 2009, are subject to a non-solicitation covenant while they are employed and for the one-year period following termination of employment. If a named executive violates the non-solicitation covenant, the Board or a committee of the Board, to the extent permitted by applicable law, may recover compensation provided to the named executive, including cancellation of outstanding awards or recovery of all or a portion of any gain

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realized upon vesting, settlement, or exercise of an award or recovery of all or a portion of any proceeds resulting from any disposition of shares received pursuant to an award if the vesting, settlement, or exercise of the award or the receipt of the sale proceeds occurred during the 12-month period prior to the violation.
(5)	Retirement for purposes of the Annual Executive Incentive Plan is defined as voluntary termination on or after the date the named executive attains age 55 with at least 10 years of service or age 60 with five years of service.
(6)	Named executives who receive an equity award on or after May 21, 2013, that remains subject to a period of restriction or other performance or vesting condition, are subject to a non-compete provision while they are employed and for the one-year period following termination of employment. Named executives who received equity awards granted between February 21, 2012, and May 20, 2013, are subject to a non-compete provision while they are employed and for the two-year period following termination of employment. If a named executive violates the non-competition covenant, the Board or a committee of the Board may, to the extent permitted by applicable law, cancel any or all of the named executive’s outstanding awards that remain subject to a period of restriction or other performance or vesting condition as of the date on which the named executive first violated the non-competition provision.
(7)	Historical and current retirement definitions and treatment for purposes of stock options, restricted stock units, and performance stock awards are as follows:

	Date of award on or after February 22, 2011 and before February 21, 2012	Date of award on or after February 21, 2012
Early Retirement:
Definition	Age 55 with 10 years of service	Age 55 with 10 years of service
Treatment	●Prorated portion of unvested awards continue to vest. ●Vested stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.
●Unvested awards not granted within 12 months of retirement continue to vest.
●Prorated portion of unvested awards granted within 12 months of the retirement date continue to vest.
●Vested stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.

Normal Retirement:
Definition	Age 60 with at least one year of service	Age 60 with at least five years of service
Treatment
●Unvested awards not granted within 12 months of retirement continue to vest.
●Prorated portion of unvested awards granted within 12 months of the retirement date continue to vest.
●Vested stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.

●Unvested awards not granted within 12 months of retirement continue to vest.
●Prorated portion of unvested awards granted within 12 months of the retirement date continue to vest.
●Vested stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.

Stock option awards granted before February 22, 2011 have vested and will expire at the earlier of five years from the date of retirement or the expiration date of the option.
(8)	For completed measurement periods with results certified by the committee, the earned amount continues to vest. For open cycles, the committee will determine the number of PSAs that continue to vest based on actual performance up to the change in control.
(9)	For open cycles, the payout is based on the target number of PSAs.
(10)	See the Retirement Benefits section for further detail on non-qualified pension benefits and timing of payments.
(11)	See the Non-Qualified Deferred Compensation at Fiscal Year-end 2015 section for additional information on the Deferred Compensation Plan and distribution options available.
(12)	If a named executive’s employment is terminated due to death during the two years after the date of a change in control, the named executive’s estate or beneficiary will be entitled to survivor and other benefits, including retiree medical coverage, if eligible, that are not less favorable than the most favorable benefits available to the estates or surviving families of peer executives of Allstate. In the event of termination due to disability during the two years after the date of a change in control, Allstate will pay disability and other benefits, including supplemental long-term disability benefits and retiree medical coverage, if eligible, that are not less favorable than the most favorable benefits available to disabled peer executives.

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Estimate of Potential Payments upon Termination(1)
The table below describes the value of compensation and benefits payable to each named executive upon termination that would exceed the compensation or benefits generally available to salaried employees in each termination scenario. The total column in the following table does not reflect compensation or benefits previously accrued or earned by the named executives, such as deferred compensation and non-qualified pension benefits. Benefits and payments are calculated assuming a December 31, 2015, employment termination date.

Name	Severance ($)	Annual Incentive Plan(2) ($)	Stock Options — Unvested and Accelerated ($)	Restricted Stock Units and Performance Stock Awards — Unvested and Accelerated ($)	Welfare Benefits and Outplacement Services ($)		Total ($)
Mr. Wilson
Termination/Retirement(3)	0	2,888,136	8,426,812	16,200,522	0		27,515,470
Termination due to
Change in Control(4)	14,400,000	3,600,000	8,426,812	16,731,703	57,703	(5)	43,216,218
Death	0	2,888,136	8,426,812	16,731,703	0		28,046,651
Disability	0	2,888,136	8,426,812	16,731,703	17,509,650	(6)	45,556,301
Mr. Shebik
Termination/Retirement(3)	0	850,000	1,571,168	3,937,873	0		6,359,041
Termination due to
Change in Control(4)	3,375,000	937,500	1,571,168	4,067,765	57,703	(5)	10,009,136
Death	0	850,000	1,571,168	4,067,765	0		6,488,933
Disability	0	850,000	1,571,168	4,067,765	4,197,140	(6)	10,686,073
Mr. Civgin
Termination/Retirement(3)	0	0	0	0	0		0
Termination due to
Change in Control(4)	3,429,000	952,500	2,116,341	4,509,100	57,703	(5)	11,064,644
Death	0	768,629	2,116,341	4,509,100	0		7,394,070
Disability	0	768,629	2,116,341	4,509,100	7,682,882	(6)	15,076,952
Ms. Greffin
Termination/Retirement(3)	0	500,000	1,934,286	3,842,439	0		6,276,725
Termination due to
Change in Control(4)	2,940,000	770,000	1,934,286	3,958,486	57,866	(5)	9,660,638
Death	0	500,000	1,934,286	3,958,486	0		6,392,772
Disability	0	500,000	1,934,286	3,958.486	0	(6)	6,392,772
Mr. Winter
Termination/Retirement(3)	0	0	0	0	0		0
Termination due to
Change in Control(4)	5,200,000	1,800,000	2,670,309	5,595,799	68,197	(5)	15,334,305
Death	0	1,600,000	2,670,309	5,595,799	0		9,866,108
Disability	0	1,600,000	2,670,309	5,595,799	6,678,576	(6)	16,544,684
(1)	A “0” indicates either that there is no amount payable to the named executive, or the amount payable is the same for both the named executives and all salaried employees.
(2)	The 2015 annual incentive plan payment is payable to all named executives as a result of death and disability. In addition, it is payable to Messrs. Wilson and Shebik and Ms. Greffin in the event of retirement. The amount

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listed for the annual incentive plan payment upon termination due to a change in control is shown at target as defined in the change-in-control severance plan.
(3)	As of December 31, 2015, Messrs. Shebik and Wilson and Ms. Greffin are the only named executives eligible to retire in accordance with Allstate’s policy and the terms of its equity incentive compensation and benefit plans.
(4)	The values in this change-in-control row represent amounts paid if both the change in control and qualifying termination occur on December 31, 2015. PSAs are paid out based on actual performance; for purposes of this table, the 2013-2015 cycle includes one year at 200%, one year at 180%, and one year at 84.3%. The 2014-2016 and 2015-2017 cycles are reflected at target. Beginning with awards granted in 2012, equity awards do not accelerate in the event of a change in control unless also accompanied by a qualifying termination of employment. A change in control also would accelerate the distribution of each named executive’s non-qualified deferred compensation and SRIP benefits. Please see the Non-Qualified Deferred Compensation at Fiscal Year-end 2015 table and footnote 2 to the Pension Benefits table in the Retirement Benefits section for details regarding the applicable amounts for each named executive.
(5)	The Welfare Benefits and Outplacement Services amount includes the cost to provide certain welfare benefits to the named executive and family during the period the named executive is eligible for continuation coverage under applicable law. The amount shown reflects Allstate’s costs for these benefits or programs assuming an 18-month continuation period. The value of outplacement services is $40,000 for each named executive.
(6)	The named executives who participate in the long-term disability plan are eligible to participate in Allstate’s supplemental long-term disability plan for employees whose annual earnings exceed the level which produces the maximum monthly benefit provided by the long-term disability plan (basic plan). The monthly benefit is equal to 60% of the named executive’s qualified annual earnings divided by twelve and rounded to the nearest $100, reduced by $7,500, which is the maximum monthly benefit payment that can be received under the basic plan. The amount reflected assumes the named executive remains totally disabled until age 65 and represents the present value of the monthly benefit payable until age 65.

Performance Measures for 2015

The following pages contain descriptions of the performance measures used for executive incentive compensation. They were developed uniquely for incentive compensation purposes, are non-GAAP measures and are not reported in our financial statements. The committee has approved the use of non-GAAP measures when appropriate to drive executive focus on particular strategic, operational, or financial factors, or to exclude factors over which our executives have little influence or control. The committee monitors compensation estimates during the year based on actual performance on these measures, and the internal audit department reviews the final results.

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EXECUTIVE COMPENSATION

Adjusted Operating Income: This measure is calculated uniquely for annual cash incentive awards, the 162(m) pool, and each PSA performance cycle. For each plan, Adjusted Operating Income is equal to net income applicable to common shareholders as reported in The Allstate Corporation annual report on Form 10-K adjusted for the after-tax effect of the items indicated below:

Performance Stock Awards
✓Indicates adjustments to Net Income		Annual Cash Incentive Awards	162(m) Pool	2013-2015 Performance Cycle	2014-2016 Performance Cycle(1)	2015-2017 Performance Cycle(1)
Net income applicable to common shareholders, excluding:
—	Realized capital gains and losses (which includes the related effect on amortization of deferred acquisition and deferred sales inducement costs) except for periodic settlements and accruals on certain non-hedge derivative instruments	✓	✓	✓	✓	✓
—	Valuation changes on embedded derivatives that are not hedged (which includes the related effect on amortization of deferred acquisition and deferred sales inducement costs)	✓	✓	✓	✓	✓
—	Business combination expenses and amortization of purchased intangible assets	✓	✓	✓	✓	✓
—	Gain (loss) on disposition of operations	✓	✓	✓	✓	✓
—
Other significant non-recurring, infrequent or unusual items, when the nature of the charge or gain is such that it is reasonably unlikely to recur within two years or there has been no similar charge or gain within the prior two years, including:
					✓	✓
	●Change in accounting for investments in qualified affordable housing projects(2)	✓	✓	✓	✓	✓
	●Loss on extinguishment of debt(3)			✓
	●Post-retirement benefits curtailment gain(3)			✓
Operating income subtotal (See Appendix C)
—	Restructuring or related charges	✓	✓	✓	✓	✓
—	Underwriting results of Discontinued Lines and Coverages segment	✓	✓	✓	✓	✓
—	Effects of acquiring and selling businesses			✓	✓	✓
—	Adjustments to be consistent with financial reporting used in establishing the measure			✓	✓	✓
Adjusted Operating Income before adjustment for volatile items(4)
Adjustment for after-tax volatile items	Adjusted to include minimum or maximum amount of after-tax catastrophe losses and income from limited partnerships	Exclude actual amount of after-tax catastrophe losses	Adjusted to include a minimum or maximum amount of after-tax catastrophe losses	Three-year average adjusted to include a minimum or maximum amount of after-tax catastrophe losses	Three-year average adjusted to include a minimum or maximum amount of after-tax catastrophe losses
Adjusted Operating Income
(1)	These cycles do not qualify for final measurement as of December 31, 2015; the items checked above and after-tax volatile items indicate items that by definition may impact the final measurement when the three-year cycle and final measurement is completed.
(2)	2015 only.
(3)	2013 only.
(4)	Volatile items include catastrophe losses and income from limited partnerships (“LP income”) depending on the measure.

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Annual Cash Incentive Award Performance Measures for 2015
●	Adjusted Operating Income: This measure is used to assess financial performance. In 2015, Adjusted Operating Income was $2,056 million compared to reported operating income of $2,113 million, a net reduction of $57 million. It was adjusted to remove the impacts of the underwriting loss of the Discontinued Lines and Coverages segment and restructuring and related charges and to include a minimum amount of catastrophe losses. A description of this measure is presented in the table on page 62.

●	Net Investment Income: This measure is used to assess the financial operating performance provided from investments. It is equal to net investment income as reported in the consolidated statement of operations adjusted to include a minimum or maximum amount of income from limited partnership interests if the actual amounts are less than or exceed those amounts, respectively. Net Investment Income is also subject to adjustments to be consistent with the financial reporting used in establishing the measure and to exclude the effects of acquiring and selling businesses. In 2015, no adjustments were necessary and Net Investment Income of $3,156 million was equal to reported net investment income.

●

Total Premiums: This measure is used to assess growth within the Allstate Protection and Allstate Financial businesses. It is equal to the sum of Allstate Protection premiums written and Allstate Financial premiums and contract charges as described below.

Allstate Protection premiums written is equal to the Allstate Protection net premiums written as reported in management’s discussion and analysis in The Allstate Corporation annual report on Form 10-K.

Allstate Financial premiums and contract charges are equal to life and annuity premiums and contract charges reported in the consolidated statement of operations.

Total Premiums is subject to adjustments to be consistent with the financial reporting used in establishing the measure and to exclude the effects of acquiring and selling businesses. No such adjustments were necessary in 2015.

Total Premiums was $33,176 million compared to the total reported amounts of $33,029 million as it was adjusted by the committee to reflect the Canadian foreign exchange rate used in establishing the measure.

Performance Stock Award Performance Measures for the 2013-2015 Performance Cycle
●

Annual Adjusted Operating Income Return on Equity: This measure is used to assess financial performance. It is calculated as the ratio of annual Adjusted Operating Income for each year within the applicable PSA performance cycle divided by the average of adjusted common shareholders’ equity at the beginning and at the end of the respective year. A description of Adjusted Operating Income is also presented in the table on page 62.

Adjusted common shareholders’ equity excludes the net effects of unrealized net capital gains and losses. It is subject to adjustments to be consistent with the financial reporting used in establishing the measure. It is also adjusted to exclude the net effects of acquiring and selling businesses.

Annual Adjusted Operating Income Return on Equity was 11.9%, 13.2% and 13.4%, compared to our reported operating income return on equity of 11.6%, 12.6% and 14.5% for the three years ended 2015, 2014 and 2013, respectively. The primary adjustments related to removing the net effects of selling businesses in all three years and adjustments to reflect a minimum amount of catastrophe losses in 2015 and 2013.

Performance Stock Award Performance Measures for the 2014-2016 and 2015-2017 Performance Cycles
●	Three-Year Average Adjusted Operating Income Return on Equity: This measure is used to assess financial performance. It is calculated as the ratio of the average Adjusted Operating Income for the three years in the period divided by the average of Adjusted Common Shareholders’ Equity at December 31 of the year-end immediately preceding the period and at the end of each year in the three-year period. A description of Adjusted Operating Income is presented in the table on page 62.

●	Adjusted Common Shareholders’ Equity is equal to common shareholders’ equity excluding the net effects of unrealized net capital gains and losses. It is subject to adjustments to be consistent with the financial reporting used in establishing the measure and to exclude the net effects of acquiring and selling businesses. Adjusted Common Shareholders’ Equity at December 31 of the year-end immediately preceding the period is not subject to adjustment.

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Performance Stock Award Performance Measures for the 2016-2018 Performance Cycle
●	Three-Year Average Adjusted Operating Income Return on Equity (measure weighted at 70%): This measure is used to assess financial performance. It is calculated in a similar manner to the 2014-2016 and 2015-2017 Cycles as disclosed above, but it is adjusted to reflect the foreign exchange rate used in establishing the measure (in place of actual foreign currency translation) for any period if the Total Premiums measure for the Annual Incentive Plan is adjusted for foreign exchange rates (if the impact exceeds a threshold).

●	Earned Book Value (measure weighted at 30%): This measure is used to assess financial performance. Earned book value is the increase between common shareholders’ equity at December 31, 2015 and adjusted common shareholders’ equity at December 31, 2018 expressed as a compound annual growth rate. Adjusted common shareholders’ equity is equal to common shareholders’ equity at December 31, 2018 adjusted to:

—	Add back reductions for common share repurchases and declared common shareholder dividends during the three-year period.
—	Remove the impact of other significant non-recurring, infrequent or unusual items in excess of a threshold.
—	Reflect a minimum or maximum amount of after-tax catastrophe losses if the actual after-tax catastrophe losses are more or less than +/- 20% respectively of the three years of catastrophe losses used to establish the measure.

—	Be consistent with the financial reporting used in establishing the measure.
—	Exclude the effects of acquiring and selling businesses.
—	Reflect the foreign exchange rate used in establishing the measure (in place of actual foreign currency translation) for any period if the Total Premiums measure for the Annual Incentive Plan is adjusted for foreign exchange rates (if the impact exceeds a threshold).

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AUDIT COMMITTEE MATTERS

Ratification of the Appointment of Independent Registered Public Accountant
☑ The Board recommends that you vote FOR ratification of the appointment of Deloitte & Touche LLP as Allstate’s independent registered public accountant for 2016.
✓  Independent with few ancillary services.
✓  Reasonable fees.
✓  The audit committee has solicited requests for information from other auditing firms in the last three years and recommends retaining Deloitte & Touche LLP.

Deloitte & Touche LLP has been Allstate’s independent registered public accountant since Allstate became a publicly traded entity in 1993. In fulfillment of the audit committee’s obligations to assist the Board in its oversight of the integrity of Allstate’s financial statements and other financial information, the audit committee has established strong practices to evaluate the qualifications, compensation, performance, and independence of the independent registered public accountant both on an ongoing basis throughout the year, and through the completion of an annual evaluation.

As a starting point for the annual evaluation, a survey is administered by a Deloitte & Touche LLP partner who is not affiliated with the Allstate account and by a risk or internal audit executive to assess Allstate’s general satisfaction with the quality and efficiency of the services provided. The results of this survey are reported to the audit committee for its discussion and analysis.

In addition, the audit committee reviews and discusses the results of the firm’s reports on its quality controls and external assessments, including results of inspections conducted by the Public Company Accounting Oversight Board.

Rotation of the independent registered public accounting firm is explicitly considered each year by the committee in addition to the regular mandated rotation of audit partners.

Based on the results of the reviews, the audit committee has appointed Deloitte & Touche LLP as Allstate’s independent registered public accountant for 2016. The audit committee and the Board believe it is in the best interests of Allstate and its stockholders to continue to retain Deloitte & Touche LLP as Allstate’s independent registered public accountant. The committee and its chair approve the selection of Deloitte & Touche LLP’s lead engagement partner.

The audit committee has adopted a policy regarding its pre-approval of all audit and permissible non-audit services provided by the independent registered public accountant. The policy identifies the basic principles that must be considered by the audit committee in approving services to ensure that the registered public accountant’s independence is not impaired, describes the type of audit, audit-related, tax and other services that may be provided, and lists the non-audit services that may not be performed. The independent registered public accountant or management will submit to the audit committee detailed schedules with all of the proposed services within each category, together with the estimated fees, and each specific service will require approval before commencement of the service.

Prior to requesting approval from the audit committee, the registered public accountant and management consider and conclude that the services are permissible in that they do not: (1) place the registered public accountant in the position of auditing their own work, (2) result in the registered public accountant’s personnel acting as management or an employee of Allstate, (3) place the registered public accountant in a position of being an advocate for Allstate, (4) create a mutual or conflicting interest between the registered public accountant and Allstate and (5) the services are not based on a contingent fee arrangement. The audit committee’s policy delegates to the chair the authority to grant approvals, but the decisions of the chair must be reported to the audit committee at its next regularly scheduled meeting. All services provided by Deloitte & Touche LLP in 2014 and 2015 were approved in accordance with the pre-approval policy.

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AUDIT COMMITTEE MATTERS

The following fees have been, or are anticipated to be, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for professional services rendered to Allstate for the fiscal years ending December 31, 2014 and December 31, 2015.

	2014(4)	2015
Audit fees(1)	$9,517,000	$9,729,000
Audit-related fees(2)	$726,000	$604,000
Tax fees(3)	$6,000	$611,000
All other fees	$0	$0
Total fees	$10,249,000	$10,944,000
(1)	Fees for audits of annual financial statements, reviews of quarterly financial statements, statutory audits, attest services, comfort letters, consents, and review of documents filed with the Securities and Exchange Commission. The amount disclosed does not reflect separate account audit fees expected to be reimbursed by the managing entity in the amounts of $145,000 and $165,000 for 2014 and 2015, respectively.
(2)	Audit-related fees are for professional services, such as accounting consultations on new accounting standards, internal control reviews, and audits and other attest services for non-consolidated entities (e.g., employee benefit plans, various trusts) and are set forth below.

	2014	2015
Audits and other attest services for non-consolidated entities	$365,000	$359,000
Other audit-related fees	$361,000	$245,000
Total audit-related fees	$726,000	$604,000
(3)	Tax fees include income tax return preparation, compliance assistance, tax studies and research for audit support and international tax planning.
(4)	Total fees for 2014 have been reallocated between audit and audit-related fees to account for certain non-recurring transactions that resulted in additional audit testing.

Representatives of Deloitte & Touche LLP will be present at the 2016 annual meeting to respond to questions and may make a statement if they choose. If stockholders fail to ratify the appointment, the audit committee will reconsider the appointment, but no assurance can be given that the audit committee will change the appointment.

AUDIT COMMITTEE REPORT

Deloitte & Touche LLP (Deloitte) was Allstate’s independent registered public accountant for the year ended December 31, 2015.

The audit committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2015.

The committee discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board. The committee received the written disclosures and letter from Deloitte that is required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the committee concerning independence and has discussed with Deloitte its independence.

Based on these reviews and discussions and other information considered by the committee in its judgment, the committee recommended to the Board of Directors that the audited financial statements be included in Allstate’s annual report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission, and furnished to stockholders with this Notice of Annual Meeting and Proxy Statement.

Mary Alice Taylor (Chair)

Robert D. Beyer	Michael L. Eskew

Kermit R. Crawford	Siddharth N. Mehta

66     www.allstate.com

STOCKHOLDER PROPOSALS

Stockholder Proposal on Independent Board Chairman
☒  The Board recommends a vote AGAINST this proposal.
✓  The Board separated the Chairman and CEO roles in the past during a time of leadership transition and should have the flexibility to either separate or combine the roles based on Allstate’s needs at that time.
✓  Allstate’s lead director already provides meaningful independent leadership of the Board.
✓  The Board’s existing leadership structure and composition provide effective independent oversight.

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, beneficial owner of no less than 500 shares of Allstate common stock as of November 22, 2015, intends to propose the following resolution at the annual meeting.

Proposal 4 – Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

According to Institutional Shareholder Services 53% of the Standard & Poors 1,500 firms separate these 2 positions – “2015 Board Practices,” April 12, 2015. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

A board of directors is less likely to provide rigorous independent oversight of management if the Chairman is also the CEO, as is the case with our Company. Having a board chairman who is independent of management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.”

An NACD Blue Ribbon Commission of Directors’ Professionalism recommended that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.” A blue-ribbon report from The Conference Board also supported this position.

A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors.

An independent director serving as chairman can help ensure the functioning of an effective board. Please vote to enhance shareholder value:

Independent Board Chairman – Proposal 4

The Allstate Corporation 2016 Proxy Statement     67

STOCKHOLDER PROPOSALS

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL ON INDEPENDENT BOARD CHAIRMAN

The Board recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board separated the Chairman and CEO roles in the past during a time of leadership transition and should have the flexibility to either separate or combine the roles based on Allstate’s needs at that time.

●

Allstate’s Corporate Governance Guidelines provide the Board with the flexibility to assign the Chairman responsibilities to best meet Allstate’s needs at any particular time. The interests of Allstate and its stockholders are best served when leadership choices are made by the Board on a case-by-case basis and not pursuant to a predetermined and static policy. The Board believes such flexibility helps it adapt the leadership structure to changing circumstances.

●	The Board split the roles of Chairman and CEO in 2007 during a leadership transition. In January 2007, Thomas Wilson replaced Edward Liddy as CEO, and the Board determined that Mr. Liddy should remain Chairman until his retirement in 2008. During this transition period, both Mr. Liddy and Mr. Wilson attended Board and committee meetings to provide historical context and a seamless transition.
●

The Board regularly examines the leadership structure of Allstate and has determined that, at this time, Allstate is well-served by having the Chairman role performed by Mr. Wilson. This structure provides unified leadership and direction for management to execute Allstate’s strategy and business plans and enhances the transparency between management and the Board.

●

Allstate’s Board has a history of strong corporate governance. 10 of 11 of Allstate’s current directors are independent of management, and the directors take proactive steps to ensure independence in the boardroom as executive sessions of the independent directors are held at every meeting.

●	According to a survey by a major executive search firm in 2015, only 4% of S&P 500 companies require the separation of the roles.

Allstate’s lead director already provides meaningful independent leadership of the Board.

●	Allstate’s independent lead director provides meaningful independent oversight over management. Allstate’s lead director role was enhanced in 2011 when the role shifted from one that rotated among the independent directors to a single designated lead director.

●	Our lead director has well-defined and substantive responsibilities that are consistent with the quotations from the reports cited by the proponent. Our lead director:

●	works with the Chairman in developing Board meeting agendas, schedules, and information provided to the Board;
●	facilitates and communicates the Board’s performance evaluation of the CEO, in conjunction with the chair of the compensation and succession committee;
●	facilitates the evaluation of the Board and director performance;
●	serves as a liaison between the Chairman and the independent directors when necessary to provide a supplemental channel of communication;
●	presides at all Board meetings at which the Chairman is not present and at all executive sessions; and
●	communicates with significant stockholders on matters involving broad corporate policies and practices, when appropriate.

68     www.allstate.com

STOCKHOLDER PROPOSALS

The Board’s existing leadership structure and composition provide effective independent oversight.

●	The Board believes it should have the flexibility to choose whether to separate the Chairman and CEO roles given the situation that exists for Allstate. Requiring a split of the roles would reduce the Board’s ability to act in the best interests of the company.

●	In addition to the strong lead independent director, the Board has policies and practices that support our balanced and strong governance system, including:

●	all of Allstate’s Board members are independent within the meaning of applicable laws, with the exception of the CEO;
●	all members of each of the key Board committees (the audit, compensation and succession, nominating and governance, and risk and return committees) are independent;
●

each committee operates under a written charter that has been approved by the Board and that details the oversight of key matters, such as the integrity of Allstate’s financial statements, executive compensation, CEO performance, nomination of directors, evaluation of the Board, and risk and return management;

●	the Board performs a formal annual evaluation of the Chairman and CEO in an executive session; and
●	all key Board committees have access to, and utilize, independent external advisors.

The Allstate Corporation 2016 Proxy Statement     69

STOCKHOLDER PROPOSALS

Stockholder Proposal on Reporting Political Contributions
☒  The Board recommends a vote AGAINST this proposal.
✓  Allstate already provides stockholders with comprehensive disclosures on Allstate’s involvement in the public policy arena (found at www.allstate.com/publicpolicyreport).
✓  Allstate’s Board has strong governance and oversight practices over the company’s public policy involvement.
✓  Allstate fully complies with all disclosure requirements pertaining to political contributions under federal, state, and local laws, as well as internal guidelines.
✓  An almost identical proposal at the 2014 annual meeting received less than 10% support from stockholders.

Mr. Ken Hall, General Secretary-Treasurer of the International Brotherhood of Teamsters, 25 Louisiana Avenue, NW, Washington, DC 20001, beneficial owner of no less than 64 shares of Allstate common stock as of December 3, 2015, intends to propose the following resolution at the annual meeting.

RESOLVED, that the shareholders of The Allstate Corp. (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to – (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section (1) above, including:

	a.	The identity of the recipient as well as the amount paid to each; and,

	b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the Board of Directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.

Supporting Statement:

As long-term shareholders of Allstate, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as, direct and indirect contributions to political candidates, parties, or organizations; independent expenditures, or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the Company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the Company to reputational and business risks that could threaten long-term shareholder value.

Allstate contributed at least $7.6 million in corporate funds since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org.)

Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their Company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Unum, Capitol One, and AFLAC, which support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support FOR this critical governance reform.

70     www.allstate.com

STOCKHOLDER PROPOSALS

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL ON REPORTING POLITICAL CONTRIBUTIONS

The Board recommends that stockholders vote AGAINST this proposal for the following reasons:

Allstate already provides stockholders with comprehensive disclosures on Allstate’s involvement in the public policy arena (found at www.allstate.com/publicpolicyreport).

●

Our annual public policy report includes much of the information requested by the proponent. Our report describes the Board’s process for overseeing expenditures, the strategic and business rationale for expenditures, total amounts contributed by category (including non-deductible amounts for certain lobbying activities and to political candidates and organizations), those involved in the decision-making process, and the major organizations supported.

●

Although the proponent seeks additional disclosure of line-item expenditures to each recipient, the proponent doesn’t address the possible harm to Allstate in providing this information. This additional disclosure could be used by special interest groups to pressure

Allstate to stop supporting positions or initiatives that are in the best interests of Allstate and its stockholders, employees, agencies, and customers.
●

In our ongoing engagement with investors, several have indicated strong support for Allstate’s political contribution disclosures, finding them to contain appropriate and meaningful detail. Some investors even commented that our report was a model for balanced disclosure.

●	The proponent makes an incorrect assertion that company payments to trade associations for political activities are undisclosed. Our annual public policy report includes information about trade association payments and the amount attributed to lobbying expenses.

Allstate’s Board has strong governance and oversight practices over the company’s public policy involvement.

●	The specific deployment of corporate resources in the public policy arena is presented formally to the Board each year. Our Corporate Governance
Guidelines address the Board’s annual review and our involvement in the public policy arena and can be found at www.allstateinvestors.com.

Allstate fully complies with all disclosure requirements pertaining to political contributions under federal, state, and local laws, as well as internal guidelines.

●	Allstate complies with all public disclosure laws at the federal, state and local levels.
●	Allstate also maintains internal guidelines and procedures to ensure that the company’s public policy efforts remain consistent with the company’s operating priorities while advancing positions that promote the long-term interests of our stockholders, employees, agencies, and customers.
●	The proposal would impose requirements on Allstate that are not dictated by law or our own internal requirements and that are not standard among other companies.

An almost identical proposal at the 2014 annual meeting received less than 10% support from stockholders.

The Allstate Corporation 2016 Proxy Statement     71

STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR THE 2017 ANNUAL MEETING

Proposals that stockholders would like to include in Allstate’s proxy materials for presentation at the 2017 annual meeting of stockholders must be received by the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A2W, Northbrook, Illinois 60062-6127 by December 12, 2016, and must otherwise comply with Securities and Exchange Commission rules in order to be eligible for inclusion in the proxy material for the 2017 annual meeting.

If a stockholder would like to bring a matter before the meeting which is not the subject of a proposal that meets the Securities and Exchange Commission proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures in Allstate’s bylaws in order to personally present the proposal at the meeting.

One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2017 annual meeting must be received by the Office of the Secretary no earlier than the close of business on January 24, 2017, and no later than the close of business on February 23, 2017. Among other things, the notice must describe the business proposed to be brought before the meeting, the reasons for conducting the business at the meeting, and any material interest of the stockholder in the business.

A stockholder also may directly nominate someone for election as a director at a stockholders’ meeting. Under our bylaws, a stockholder may nominate a candidate at the 2017 annual meeting of stockholders by providing advance notice to Allstate that is received no earlier than the close of business on January 24, 2017, and no later than the close of business on February 23, 2017. The notice must be sent to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F7, Northbrook, Illinois 60062-6127 and must meet the requirements set forth in the corporation’s bylaws.

For proxy access nominees to be considered at the 2017 annual meeting, the nomination notice must be received by the Office of the Secretary no earlier than the close of business on November 11, 2016 and no later than the close of business on December 12, 2016. Among other things, the notice must include the information and documents described in Section 20 of the company’s bylaws.

A copy of the procedures and requirements described above is available upon request from the Office of the Secretary or can be found on Allstate’s website, allstateinvestors.com.

72     www.allstate.com

STOCK OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the Allstate common shares beneficially owned as of March 1, 2016 by each director and named executive individually, and by all executive officers and directors of Allstate as a group. Shares reported as beneficially owned include shares held indirectly through the Allstate 401(k) Savings Plan and other shares held indirectly. It also includes shares subject to stock options exercisable on or before April 30, 2016, and restricted stock units and performance stock awards with restrictions that expire on or before April 30, 2016. As of March 1, 2016, none of these shares were pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Allstate Common Stock(1) (a)	Common Stock Subject to Options Exercisable and Restricted Stock Units and Performance Stock Awards for which restrictions expire on or prior to April 30, 2016 — Included in Column (a) (b)(1)
Robert D. Beyer	60,233	10,667
Kermit R. Crawford	1,000	0
Michael L. Eskew	190	0
Herbert L. Henkel	0	0
Siddharth N. Mehta	0	0
Jacques P. Perold	0	0
Andrea Redmond	4,000	0
John W. Rowe	6,025	0
Judith A. Sprieser	13,244	12,000
Mary Alice Taylor	34,348	12,000
Thomas J. Wilson(2)	3,085,723	2,486,973
Steven E. Shebik	420,545	320,197
Don Civgin	399,791	296,094
Judith P. Greffin	614,362	515,266
Matthew E. Winter	577,794	455,047
All directors and executive officers as a group	5,932,909	4,636,425
(1)	As of March 1, 2016, no director or executive officer beneficially owned 1% or more of the outstanding common stock of Allstate. The directors and executive officers of Allstate as a group beneficially owned (including common stock subject to stock options exercisable and restricted stock units and performance stock awards for which restrictions expire on or prior to April 30, 2016) approximately 1.6% of the common stock outstanding as of March 1, 2016.
(2)	The shares held by Mr. Wilson include shares owned indirectly through a grantor retained annuity trust and a remainder grantor retained annuity trust.

The Allstate Corporation 2016 Proxy Statement     73

STOCK OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	22,686,831	(1)	5.9%
Common	The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	21,577,196	(2)	5.57%

(1)	Reflects shares beneficially owned as of December 31, 2015, as set forth in a schedule 13G/A filed on February 10, 2016. Of these shares, BlackRock reported it held 19,182,409 shares with sole voting power; 29,854 shares with shared voting power; 22,656,977 shares with sole dispositive power; and 29,854 shares with shared dispositive power. BlackRock also manages approximately $3.5 billion of Allstate’s investment portfolio as of December 31, 2015 under various investment management agreements and has licensed to Allstate an investment technology software system widely used by investors. The terms of these arrangements are customary and the aggregate related fees are not material.
(2)	Reflects shares beneficially owned as of December 31, 2015, as set forth in a schedule 13G/A filed on February 10, 2016. Of these shares, The Vanguard Group reported it held 716,599 shares with sole voting power; 40,900 shares with shared voting power; 20,808,083 with sole dispositive power; and 769,113 shares with shared dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Allstate’s executive officers, directors, and persons who beneficially own more than 10% of Allstate’s common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission.

Based solely upon a review of copies of such reports, or written representations that all such reports were timely filed, Allstate believes that each of its executive officers and directors complied with all Section 16(a) filing requirements applicable to them during 2015.

74     www.allstate.com

OTHER INFORMATION

PROXY AND VOTING INFORMATION

Who is asking for my vote and why?

The Allstate Board of Directors is soliciting proxies for use at the annual meeting of stockholders to be held on May 24, 2016, and any adjournments or postponements of the meeting. The annual meeting will be held only if there is a quorum, which means that a majority of the outstanding common stock entitled to vote is represented at the meeting by proxy or in person. To ensure there will be a quorum, the Allstate Board asks you to vote before the meeting, which allows your Allstate stock to be represented at the annual meeting.

Who can vote at the annual meeting?

The Allstate Board has set the close of business on March 28, 2016 as the record date for the meeting. This means that you are entitled to vote if you were a stockholder of record at the close of business on

March 28, 2016. On that date, there were 375,492,715 Allstate common shares outstanding and entitled to vote at the annual meeting.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of the proxy materials?

We distribute our proxy materials to certain stockholders over the Internet using “Notice and Access” delivery, as permitted by the rules of the Securities and Exchange Commission. We elected to use this method for certain stockholders as it reduces our print and mail costs and the environmental impact of our annual stockholders’ meeting.

How do I vote?

Instructions on how to vote your shares are included on the Notice on page 3. If you hold shares in your own name as a registered stockholder, you may vote in person by attending the annual meeting, or you may instruct the proxies how to vote your shares by following the instructions on the proxy card/voting instruction form. If you plan to attend the meeting in person, please see the details on pages 76-77.

If you hold shares in street name (that is, through a broker, bank, or other record holder), you should follow the instructions provided by your broker, bank, or other record holder to vote your shares.

If you hold shares through the Allstate 401(k) Savings Plan, please see the instructions on page 77.

Can I change my vote?

Before your shares have been voted at the annual meeting by the proxies, you may change or revoke your voting instructions by providing instructions again by telephone, by Internet, in writing, or, if you are a registered stockholder, by voting in person at the annual meeting.

Are the votes kept confidential?

All proxies, ballots, and tabulations that identify the vote of a particular stockholder are confidential, except as necessary to allow the inspector of election to certify the voting results or to meet certain legal requirements. A representative of American Election Services, LLC will act as the inspector of election and will count the votes. The representative is independent of Allstate and its directors, officers, and employees.

If you write a comment on your proxy card, voting instruction form, or ballot, it may be provided to our Secretary along with your name and address.

Your comments will be provided without reference to how you voted, unless the vote is mentioned in your comment or unless disclosure of the vote is necessary to understand your comment. At our request, the distribution agent or the solicitation agent will provide us with periodic status reports on the aggregate vote. These status reports may include a list of stockholders who have not voted and breakdowns of vote totals by different types of stockholders, as long as we are not able to determine how a particular stockholder voted.

The Allstate Corporation 2016 Proxy Statement     75

OTHER INFORMATION

What happens if I submit a signed proxy card but do not indicate how I want to vote?

You may instruct the proxies to vote “FOR” or “AGAINST” on each proposal, or you may instruct the proxies to “ABSTAIN” from voting. If you submit a signed proxy card/voting instruction form to allow your shares to be represented at the annual meeting, but do not indicate how your shares should be voted on one or more proposals, then the proxies will vote your shares as the Board of Directors recommends on those proposals. Other than the proposals listed on pages 4-9, we do not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, the proxies may vote your shares in accordance with their best judgment.

What vote is needed to approve each item?

Shares of common stock represented by a properly completed proxy card/voting instruction form will be counted as present at the meeting for purposes of determining a quorum, even if the stockholder is abstaining from voting.

Proposal 1. To be elected under Allstate’s majority vote standard, each director must receive an affirmative vote of the majority of the votes cast. In other words, the number of shares voted “For” a director must exceed 50% of the votes cast on that director. Abstentions will not be counted as votes cast and will have no impact on the vote’s outcome.

Proposals 2, 3, 4, and 5. To be approved, a majority of the shares present in person or represented by proxy at the meeting and entitled to vote must be voted “For” the proposal. Abstentions will have the effect of a vote against the proposal.

Are broker non-votes counted at the meeting?

Brokers and banks have discretionary authority to vote shares in the absence of instructions on matters the New York Stock Exchange considers “routine,” such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in the absence of instructions on “non-routine” matters, such as the election of directors, say-on-pay, and the stockholder proposals. Broker non-votes will not be counted as shares entitled to vote on any matter and will have no impact on the vote’s outcome.

What is “householding” and how does it affect me?

Allstate has adopted the “householding” procedure approved by the SEC, which allows us to deliver one set of documents to a household of stockholders instead of delivering a set to each stockholder in a household, unless we have been instructed otherwise. This procedure is more environmentally friendly and cost-effective because it reduces the number of copies to be printed and mailed. Stockholders who receive proxy materials in paper form will continue to receive separate proxy cards/voting instruction forms to vote their shares. Stockholders who receive the Notice of Internet Availability of Proxy Materials will receive instructions on submitting their proxy cards/voting instruction form via the Internet.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact our distribution agent, Broadridge Financial Solutions, by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

If you receive more than one proxy card/voting instruction form, your shares probably are registered in more than one account or you may hold shares both as a registered stockholder and through the Allstate 401(k) Savings Plan. You should vote each proxy card/voting instruction form you receive.

How do I attend the annual meeting?

If you plan to attend the meeting, you must be a holder of Allstate shares as of the record date of March 28, 2016. We encourage you to request an admission ticket in advance. You may request admission tickets by visiting www.proxyvote.com and following the instructions provided or calling

1-888-247-6053. You will need your proxy card, voting instruction form, or notice of Internet availability with you when you request the ticket.

At the entrance to the meeting, we will request to see your admission ticket and valid photo identification, such as a driver’s license or passport.

76     www.allstate.com

OTHER INFORMATION

If you do not request an admission ticket in advance, we will request to see your photo identification at the entrance to the meeting. We will then confirm your common stock ownership on the record date by:

●	For registered stockholders: verifying your name and stock ownership against our list of registered stockholders.
●	For beneficial or street name stockholders (those holding shares through a broker, bank or other record holder): asking to review evidence of your stock ownership as of March 28, 2016, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting.

If you are acting as a proxy, we will need to review a valid written legal proxy signed by the owner of the common stock granting you the required authority to vote the owner’s shares.

Where can I find the results of the annual meeting?

Preliminary results will be announced at the meeting and final results will be reported in a current report on Form 8-K, which is expected to be filed with the SEC within four business days after the meeting.

Who will pay the cost of this proxy solicitation?

Allstate will pay the cost of all proxy solicitation. Officers and other employees of Allstate and its subsidiaries may solicit proxies by mail, personal interview, telephone, facsimile, electronic means, or via the Internet. None of these individuals will receive special compensation for soliciting votes, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. Allstate also has made arrangements with brokerage firms, banks, record holders, and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares they hold on your behalf. Allstate will reimburse these intermediaries for reasonable out-of-pocket expenses. Georgeson Inc., 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310 has been retained to assist in the solicitation of proxies for a fee of $16,500 plus expenses.

How do I vote if I hold shares through the 401(k) Savings Plan?

If you hold Allstate common shares through the Allstate 401(k) Savings Plan, your proxy card/ voting instruction form for those shares will instruct the plan trustee how to vote those shares. If you received your annual meeting materials electronically, and you hold Allstate common shares both through the plan and also directly as a registered stockholder, the voting instructions you provide electronically will be applied to both your plan shares and your registered shares. If you return a signed proxy card/voting instruction form or vote by telephone or the Internet on a timely basis, the trustee will follow your voting instructions for all Allstate common shares allocated to your plan account unless that would be inconsistent with the trustee’s duties.

If your voting instructions are not received on a timely basis, the shares allocated to your plan account will be considered “unvoted.” If you return a signed proxy card/voting instruction form but do not indicate how your shares should be voted on a given matter, the shares represented by your proxy card/ voting instruction form will be voted as the Board of Directors recommends. The trustee will vote all unvoted shares and all unallocated shares held by the plan as follows:

●	If the trustee receives instructions (through voting instruction forms or through telephonic or Internet instruction) on a timely basis for at least 50% of the votable allocated shares in the plan, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the trustee’s duties.

●

If the trustee receives instructions for less than 50% of the votable allocated shares, the trustee will vote all unvoted and unallocated shares in its sole discretion. However, the trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.

Plan votes receive the same high level of confidentiality as all other votes. You may not vote the shares allocated to your plan account by voting in person at the meeting. You must instruct The Northern Trust Company, as trustee for the plan, how to vote your shares.

By order of the Board,

Susan L. Lees
Secretary

April 11, 2016

The Allstate Corporation 2016 Proxy Statement     77

APPENDICES

APPENDIX A – CATEGORICAL STANDARDS OF INDEPENDENCE

In accordance with the Director Independence Standards, the Board has determined that the nature of the following relationships with the corporation do not create a conflict of interest that would impair a director’s independence.

1.	An Allstate director’s relationship arising from (i) only such director’s position as a director of another corporation or organization; (ii) only such director’s direct or indirect ownership of a 5% or less equity interest in another corporation or organization (other than a partnership); (iii) both such position and such ownership; or (iv) such director’s position only as a limited partner in a partnership in which he or she has an interest of 5% or less.

2.	An Allstate director’s relationship arising from an interest of the director, or any entity in which the director is an employee, director, partner, stockholder or officer, in or under any standard-form insurance policy or other financial product offered by the Allstate Group in the ordinary course of business.

3.	An Allstate director’s relationship with another company that participates in a transaction with the Allstate Group (i) where the rates or charges involved are determined by competitive bid or (ii) where the transaction involves the rendering of services as a common or contract carrier
(including any airline) or public utility at rates or charges fixed in conformity with law or governmental authority.

4.	An Allstate director’s relationship with another company that has made payments to, or received payments from, the Allstate Group for property or services in an amount which, in the last fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year.

5.	An Allstate director’s position as an executive officer of a tax exempt organization to which the aggregate amount of discretionary contributions (other than employee matching contributions) made by the Allstate Group and The Allstate Foundation in any of the last three fiscal years of the tax exempt organization were equal to or less than the greater of $1 million or 2% of such organization’s consolidated gross revenues for such year.

6.	An Allstate director’s relationship with another company (i) in which the Allstate Group makes investments or (ii) which invests in securities issued by the Allstate Group or securities backed by any product issued by the Allstate Group, all in the ordinary course of such entity’s investment business and on terms and under circumstances similar to those available to or from entities unaffiliated with such director.

APPENDIX B – EXECUTIVE OFFICERS

The following table lists the names and titles of our executive officers as of December 31, 2015. AIC refers to Allstate Insurance Company.

Name	Principal Positions and Offices Held
Thomas J. Wilson	Chairman of the Board and Chief Executive Officer of The Allstate Corporation and of AIC.
Don Civgin	President, Emerging Businesses of AIC.
Judith P. Greffin(1)	Executive Vice President and Chief Investment Officer of AIC.
Sanjay Gupta	Executive Vice President, Marketing, Innovation and Corporate Relations of AIC.
Suren Gupta	Executive Vice President, Enterprise Technology and Strategic Ventures of AIC.
Harriet K. Harty	Executive Vice President, Human Resources of AIC.
Susan L. Lees	Executive Vice President, General Counsel, and Secretary of The Allstate Corporation and of AIC (Chief Legal Officer).
Samuel H. Pilch	Senior Group Vice President and Controller of The Allstate Corporation and of AIC.
John Rhodes	Executive Vice President and Chief Risk Officer of AIC.
Steven E. Shebik	Executive Vice President and Chief Financial Officer of The Allstate Corporation and of AIC.
Matthew E. Winter	President of The Allstate Corporation and of AIC.

(1)	Effective March 31, 2016, Ms. Greffin retired from Allstate Insurance Company.

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APPENDICES

APPENDIX C – DEFINITIONS OF NON-GAAP MEASURES

Measures that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure. We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income (“operating profit” or “operating earnings”) is net income applicable to common shareholders, excluding:

●

realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

●	valuation changes on embedded derivatives that are not hedged, after-tax,
●

amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

●	business combination expenses and the amortization of purchased intangible assets, after-tax,
●	gain (loss) on disposition of operations, after-tax, and
●

adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment

The Allstate Corporation 2016 Proxy Statement     79

APPENDICES

decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following table reconciles consolidated operating income and net income applicable to common shareholders for the years ended December 31.

($ in millions, except per share data)						Per diluted common share
	2015	2014	2013	2012	2011	2015	2014	2013	2012	2011
Operating income	$2,113	$2,367	$2,670	$2,148	$662	$5.19	$5.40	$5.68	$4.36	$1.27
Realized capital gains and losses, after-tax	19	451	385	216	324	0.05	1.03	0.82	0.44	0.62
Valuation changes on embedded derivatives that are not hedged, after-tax	(1)	(15)	(16)	82	(12)	—	(0.03)	(0.03)	0.17	(0.02)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(3)	(3)	(5)	(42)	(108)	—	(0.01)	(0.01)	(0.09)	(0.21)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	—	—	7	4	3	—	—	0.01	0.01	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	7	(7)	(33)	(35)	—	0.02	(0.01)	(0.07)	(0.07)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(32)	(45)	(55)	(81)	(42)	(0.08)	(0.10)	(0.12)	(0.16)	(0.08)
Gain (loss) on disposition of operations, after-tax	2	(16)	(515)	12	(5)	—	(0.04)	(1.10)	0.02	(0.01)
Loss on extinguishment of debt, after-tax	—	—	(319)	—	—	—	—	(0.68)	—	—
Postretirement benefits curtailment gain, after-tax	—	—	118	—	—	—	—	0.25	—	—
Change in accounting for investments in qualified affordable housing projects, after-tax	(45)	—	—	—	—	(0.11)	—	—	—	—

Net income applicable to common shareholders	$2,055	$2,746	$2,263	$2,306	$787	$5.05	$6.27	$4.81	$4.68	$1.50

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio (“recorded combined ratio”). The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

80     www.allstate.com

APPENDICES

The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Twelve months ended December 31,
	2015	2014	2013	2012	2011
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)	88.7	87.2	87.3	87.2	89.3
Effect of catastrophe losses	5.7	6.9	4.5	8.8	14.7
Effect of prior year non-catastrophe reserve reestimates	0.3	(0.4)	(0.1)	(1.0)	(0.8)
Effect of amortization of purchased intangible assets	0.2	0.2	0.3	0.5	0.2
Combined ratio (“recorded combined ratio”)	94.9	93.9	92.0	95.5	103.4
Effect of prior year catastrophe reserve reestimates	—	0.1	(0.3)	(1.5)	(0.5)

Underwriting margin is calculated as 100% minus the combined ratio.

Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of operating income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The Allstate Corporation 2016 Proxy Statement     81

APPENDICES

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity for the years ended December 31.

($ in millions)	2015	2014	2013	2012	2011
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$2,055	$2,746	$2,263	$2,306	$787
Denominator:
Beginning common shareholders’ equity(1)	$20,558	$20,700	$20,580	$18,298	$18,617
Ending common shareholders’ equity(1)	18,279	20,558	20,700	20,580	18,298
Average common shareholders’ equity	$19,419	$20,629	$20,640	$19,439	$18,458
Return on common shareholders’ equity	10.6%	13.3%	11.0%	11.9%	4.3%

	2015	2014	2013	2012	2011
Operating income return on common shareholders’ equity
Numerator:
Operating income	$2,113	$2,367	$2,670	$2,148	$662
Denominator:
Beginning common shareholders’ equity	$20,558	$20,700	$20,580	$18,298	$18,617
Unrealized net capital gains and losses	1,926	1,646	2,834	1,400	948
Adjusted beginning common shareholders’ equity	18,632	19,054	17,746	16,898	17,669
Ending common shareholders’ equity	18,279	20,558	20,700	20,580	18,298
Unrealized net capital gains and losses	620	1,926	1,646	2,834	1,400
Adjusted ending common shareholders’ equity	17,659	18,632	19,054	17,746	16,898
Average adjusted common shareholders’ equity	$18,146	$18,843	$18,400	$17,322	$17,284
Operating income return on common shareholders’ equity	11.6%	12.6%	14.5%	12.4%	3.8%

(1)	Excludes equity related to preferred stock of $1,746 million, $1,746 million and $780 million as of December 31, 2015, 2014 and 2013.

82     www.allstate.com

THE ALLSTATE CORPORATION
C/O WELLS FARGO SHAREOWNER SERVICES
P.O. BOX 64854
ST. PAUL, MN 55164-0854

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ALLSTATE CORPORATION
The Board of Directors recommends you vote "FOR" all nominees for Director.
1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	Kermit R. Crawford	☐	☐	☐
	1b.	Michael L. Eskew	☐	☐	☐
	1c.	Herbert L. Henkel	☐	☐	☐
	1d.	Siddharth N. Mehta	☐	☐	☐
	1e.	Jacques P. Perold	☐	☐	☐
	1f.	Andrea Redmond	☐	☐	☐
	1g.	John W. Rowe	☐	☐	☐
	1h.	Judith A. Sprieser	☐	☐	☐
	1i.	Mary Alice Taylor	☐	☐	☐
	1j.	Thomas J. Wilson	☐	☐	☐

The Board of Directors recommends you vote "FOR" Proposals 2 and 3.		For	Against	Abstain
2.	Advisory vote to approve the compensation of the named executive officers.	☐	☐	☐
3.	Ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2016.	☐	☐	☐
The Board of Directors recommends you vote "AGAINST" Proposals 4 and 5.
4.	Stockholder proposal on independent board chairman.	☐	☐	☐
5.	Stockholder proposal on reporting political contributions.	☐	☐	☐
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E00610-P75076

THE ALLSTATE CORPORATION
Annual Meeting of Stockholders
May 24, 2016 11:00 a.m., CDT
This Proxy Card/Voting Instruction Form is solicited on behalf of the Board of Directors

You hereby authorize Susan L. Lees, Steven E. Shebik, and Thomas J. Wilson to vote all shares of common stock of The Allstate Corporation that you would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 24, 2016, and at any adjournments thereof. The authority conferred by this Proxy Card/Voting Instruction Form shall be exercised by a majority of these persons present and acting at the meeting or, if only one of them is present, by that person. Each such person has the authority to designate a substitute to act for him or her. These persons are authorized to vote such shares on the matters shown, and in the manner directed, on the reverse hereof and in their discretion on any other matters that may properly come before the meeting. If you return a signed proxy but do not indicate how the shares should be voted on a matter, the shares represented by your signed proxy will be voted as the Board of Directors recommends.

You acknowledge receipt of The Allstate Corporation's Notice of 2016 Annual Meeting and Proxy Statement, dated April 11, 2016, and its 2015 Annual Report. You hereby revoke any instructions previously given to vote the shares represented by this Proxy Card/Voting Instruction Form.

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The Board of Directors recommends you vote "FOR" all nominees for Director.

1.	Election of Directors		For	Against	Abstain
Nominees:
	1a.	Kermit R. Crawford	☐	☐	☐

	1b.	Michael L. Eskew	☐	☐	☐

	1c.	Herbert L. Henkel	☐	☐	☐

	1d.	Siddharth N. Mehta	☐	☐	☐

	1e.	Jacques P. Perold	☐	☐	☐

	1f.	Andrea Redmond	☐	☐	☐

	1g.	John W. Rowe	☐	☐	☐

	1h.	Judith A. Sprieser	☐	☐	☐

	1i.	Mary Alice Taylor	☐	☐	☐

	1j.	Thomas J. Wilson	☐	☐	☐
PLEASE "X" HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON		☐
The Board of Directors recommends you vote "FOR" Proposals 2 and 3.		For	Against	Abstain
2.	Advisory vote to approve the compensation of the named executive officers.	☐	☐	☐
3.	Ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2016.	☐	☐	☐
The Board of Directors recommends you vote "AGAINST" Proposals 4 and 5.
4.	Stockholder proposal on independent board chairman.	☐	☐	☐
5.	Stockholder proposal on reporting political contributions.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date